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Exhibit 99.4

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

McDATA CORPORATION,

NICE ACQUISITION, INC.,

AND

NISHAN SYSTEMS, INC.

DATED AS OF AUGUST 25, 2003

i

2.32	Working Capital	27
2.33	Accounts Receivable	27
2.34	Relationship with Suppliers, Customers, Manufacturers, Resellers and Distributors	27
2.35	Fairness Opinion	27
2.36	Representations Complete	27
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	28
3.1	Organization and Standing	28
3.2	Authority	28
3.3	No Conflict; Required Filings and Consents.	28
3.4	Brokers	29
ARTICLE IV	CONDUCT PRIOR TO THE EFFECTIVE TIME	29
4.1	Conduct of Business of Company	29
4.2	Exclusivity.	31
4.3	Notices of Certain Events	32
ARTICLE V	ADDITIONAL AGREEMENTS	32
5.1	Access to Information.	32
5.2	Confidentiality.	33
5.3	Public Disclosure	34
5.4	Reasonable Efforts and Further Assurances.	34
5.5	Notification of Certain Matters	35
5.6	Company Disclosure Schedule	35
5.7	Litigation Support	35
5.8	Transition	35
5.9	Shareholders Meeting	36
5.10	Information Statement	36
5.11	Employees	37
5.12	Indemnification	37
5.13	Financing	38
5.14	Amendment to Company's Amended and Restated Articles of Incorporation	38
5.15	Resignation of Directors and Officers	38
5.16	Bridge Payments; McGraw Payment; Excess Transaction Fees	38
5.17	Loan Agreements	38
ARTICLE VI	CONDITIONS TO THE MERGER	38
6.1	Conditions to Obligations of Each Party to Consummate the Merger	38
6.2	Additional Conditions to Obligations of Company	39
6.3	Additional Conditions to Obligations of Parent and Merger Sub	40
ARTICLE VII	TERMINATION AND AMENDMENT	41
7.1	Termination	41
7.2	Effect of Termination.	43
ARTICLE VIII	REMEDIES, ESCROW AND INDEMNIFICATION	43
8.1	Survival of Representations and Warranties	43
8.2	Escrow Fund	43

8.3	Limitations on Indemnification.	43
8.4	Indemnification by Company Shareholders	44
8.5	Indemnification by Parent and Surviving Corporation	44
8.6	Third Party Claims	44
ARTICLE IX	GENERAL PROVISIONS	45
9.1	Expenses	45
9.2	Notices	45
9.3	Certain Definitions; Interpretation	47
9.4	Counterparts	47
9.5	Entire Agreement; Parties in Interest; Nonassignability	47
9.6	Severability	48
9.7	Governing Law	48
9.8	Rules of Construction	48
9.9	Extension; Waiver	48
9.10	No Third-Party Beneficiary	48
9.11	Amendment	48
9.12	Specific Performance	48
9.13	Submission to Jurisdiction	48

EXHIBITS

Exhibit A	—	Executing Shareholders and Forms of Voting Agreements
Exhibit B	—	Form of Agreement of Merger
Exhibit C	—	Shareholder Participation in Escrow Fund
Exhibit D	—	Employee Consideration
Exhibit E	—	Form of Escrow Agreement
Exhibit F	—	Form of Legal Opinion of Counsel to Company
Exhibit G	—	Form of Offer Letter
Exhibit H	—	Merger Consideration Reductions

SCHEDULES

Company Disclosure Schedule
Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of August 25, 2003, by and among McDATA Corporation, a Delaware corporation ("Parent"); Nice Acquisition, Inc., a California corporation and wholly-owned subsidiary of Parent ("Merger Sub"); and Nishan Systems, Inc., a California corporation ("Company").

RECITALS

        A.    The Boards of Directors of Company, Merger Sub and Parent believe it is in the best interests of their respective corporations and the shareholders of their respective corporations to enter into a business combination by means of a statutory merger of Merger Sub with and into Company (the "Merger") and, in furtherance thereof, have approved this Agreement and the Merger.

        B.    Pursuant to the Merger, among other things, the outstanding shares of Series A Convertible Preferred Stock, no par value, of Company ("Series A Preferred"), the outstanding shares of Series A-1 Convertible Preferred Stock, no par value, of Company ("Series A-1 Preferred"), the outstanding shares of Series B Convertible Preferred Stock, no par value, of Company ("Series B Preferred"), the outstanding shares of Series B-1 Convertible Preferred Stock, no par value, of Company ("Series B-1 Preferred") and the outstanding shares of Series C Convertible Preferred Stock, no par value, of Company ("Series C Preferred" and, together with the Series A Preferred, the Series A-1 Preferred, the Series B Preferred, the Series B-1 Preferred, the "Preferred Stock") shall be converted into the right to receive cash from Parent on the terms and subject to the conditions set forth herein. The outstanding shares of common stock, no par value, including outstanding shares of restricted stock, of Company (the "Common Stock") will be converted into the right to receive cash from Parent on the terms and subject to the conditions set forth herein. No unvested shares of Common Stock outstanding ("Restricted Shares") will be accelerated in connection with the Merger other than pursuant to vesting acceleration provisions contained in the purchase agreements under which such Restricted Shares were issued. Each Restricted Share not repurchased at cost by Company will be treated in all respects as any other share of Common Stock and shall be converted into the right to receive cash from Parent on the terms and subject to the conditions set forth herein. Options for shares of capital stock of Company (the "Options") issued pursuant to Company's 1999 Stock Option Plan, as amended (the "Company Plan"), will not be assumed by Parent and will terminate by the operation of board action causing them to become exercisable for zero shares of capital stock in accordance with the Company Plan. If not exercised in accordance with their terms, the outstanding Options will not receive any consideration and will terminate by the operation of board action causing them to become exercisable for zero shares of capital stock in connection with the Merger. Outstanding warrants of Company to acquire shares of Preferred Stock (the "Warrants") will not be assumed by Parent and, if not exercised the outstanding warrants will not receive any consideration and will terminate at the closing of the Merger.

        C.    Parent shall have the option to make an election under Section 338(g) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to its acquisition of all the outstanding stock of Company pursuant to the Agreement.

        D.    Concurrently with the execution of this Agreement, each of the security holders of Company set forth on Exhibit A attached hereto, which are holders of a sufficient number of shares of capital stock of Company to approve and adopt this Agreement and the Merger and to amend the Amended and Restated Articles of Incorporation, as amended, as set forth in Section 5.13, all as set forth in Section 2.23, is executing and delivering to Parent one of the Voting Agreements substantially in the forms set forth in Exhibit A attached hereto (the "Voting Agreements").

        NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and mutual promises set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.    At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions set forth in this Agreement and the applicable provisions of the California Corporations Code ("California Law"), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2    Closing; Effective Time.    The closing of the Merger (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI or at such other time as the parties hereto agree (the "Closing Date"); provided, however, that, at the option of Parent, the Closing Date shall be no earlier than September 15, 2003. The Closing shall take place at the offices of McDATA Corporation, 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021, or at such other location as the parties hereto agree. At the Closing and simultaneously therewith, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger including the required officer's certificates, substantially in the form attached hereto as Exhibit B (the "Agreement of Merger") with the Secretary of State of the State of California in accordance with the relevant provisions of California Law (the time of filing of the Agreement of Merger being the "Effective Time").

        1.3    Actions at Closing.    At the Closing, (i) Company will deliver to Parent and Merger Sub the various certificates, instruments and documents referred to in Section 6.2 below, (ii) Parent and Merger Sub will deliver to Company the various certificates, instruments and documents referred to in Section 6.3 below, (iii) Company and Merger Sub will file with the California Secretary of State the California Agreement of Merger, and (iv) Parent will deliver the Merger Consideration in the manner provided in Section 1.8 below.

        1.4    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent.

        1.5    Certificate of Incorporation; Bylaws.

          (a)    Certificate of Incorporation.    Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation (except the name of the Surviving Corporation shall be amended to become "Nishan Systems, Inc.") until thereafter amended, as provided by California Law and such Certificate of Incorporation.

          (b)    Bylaws.    Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation (except the name of the Surviving Corporation shall be amended to become "Nishan Systems, Inc.") until thereafter amended, as provided by California Law, the Surviving Corporation's Certificate of Incorporation and such Bylaws.

          (c)    Directors and Officers.    From and after the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office), in each case until their respective successors are duly elected or appointed and qualified.

        1.6    Merger Consideration.

          (a)    Definitions.    For purposes of this Section 1.6, the following definitions shall apply:

        "Aggregate Liquidation Preference" means the sum of (a) the number of shares of Series A Preferred outstanding as of the Effective Time multiplied by $1.00; (b) the number of shares of Series A-1 Preferred outstanding as of the Effective Time multiplied by $1.0526315; (c) the number of shares of Series B Preferred outstanding as of the Effective Time multiplied by $4.08; (d) the number of shares of Series B-1 Preferred outstanding as of the Effective Time multiplied by $5.00; and (e) the number of shares of Series C Preferred outstanding as of the Effective Time multiplied by $6.912173.

        "Common Merger Consideration" means $4,000,000 increased by (a) the aggregate amount received by Company upon exercise of Options exercised following the date hereof and prior to the Effective Time (except to the extent the shares issued upon exercise of such Options are repurchased by Company), and (b) an amount equal to (i) the Per Share Common Consideration multiplied by (ii) the number of shares of Common Stock issued prior to the Effective Time upon the conversion of Preferred Stock following the date hereof and prior to the Effective Time.

        "Merger Consideration" means $83,000,000 reduced by (a) the aggregate amount of payments required in connection with or under the Bridge Financings (as defined in Section 4.1(g)) incurred on or after June 1, 2003 (the "Bridge Payments"), (b) the aggregate amount of payments required to be made to John McGraw (the "McGraw Payment") in connection with the transactions contemplated by this Agreement, (c) all transaction fees, costs and expenses incurred on behalf of Company in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees, costs and expenses of attorneys, accountants, consultants, investment bankers, brokers and finders, in excess of the Transaction Fee Cap (as defined in Section 9.1) and (d) $1,100,000 in certain severance payments (the "Section 1.6(d) Payments"); provided, that all such Merger Consideration reductions shall be subject to the provisions set forth in Exhibit H attached hereto.

        "Per Share Common Consideration" means the quotient obtained by dividing (a) the Common Merger Consideration by (b) the aggregate number of shares of Company Common Stock actually outstanding immediately prior to the Effective Time (including all shares of Common Stock issued upon the exercise of Options immediately prior to the Effective Time).

        "Per Share Series A Consideration" means the product of (a) the quotient obtained by dividing (i) the Preferred Merger Consideration by (ii) the Aggregate Liquidation Preference multiplied by (b) $1.00.

        "Per Share Series A-1 Consideration" means the product of (a) the quotient obtained by dividing (i) the Preferred Merger Consideration by (ii) the Aggregate Liquidation Preference multiplied by (b) $1.0526315.

        "Per Share Series B Consideration" means the product of (a) the quotient obtained by dividing (i) the Preferred Merger Consideration by (ii) the Aggregate Liquidation Preference multiplied by (b) $4.08.

        "Per Share Series B-1 Consideration" means the product of (a) the quotient obtained by dividing (i) the Preferred Merger Consideration by (ii) the Aggregate Liquidation Preference multiplied by (b) $5.00.

        "Per Share Series C Consideration" means the product of (a) the quotient obtained by dividing (i) the Preferred Merger Consideration by (ii) the Aggregate Liquidation Preference multiplied by (b) $6.912173.

        "Preferred Merger Consideration" means the Merger Consideration less the Common Merger Consideration.

          (b)    Conversion of Company Securities.    At the Effective Time by virtue of the Merger and without any action on the part of the holders of the Common Stock or Preferred Stock, each share of Common Stock, Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred and Series C Preferred, as the case may be, issued and outstanding immediately prior to the Effective Time, and all rights and preferences in respect thereof, shall forthwith cease to exist and be converted into the right to receive, cash consideration equal to the Per Share Common Consideration, the Per Share Series A Consideration, the Per Share Series A-1 Consideration, the Per Share Series B Consideration, the Per Share Series B-1 Consideration, and the Per Share Series C Consideration, respectively. No Restricted Shares will be accelerated in connection with the Merger other than pursuant to vesting acceleration provisions contained in the purchase agreements under which such Restricted Shares were issued. Each Restricted Share will be treated in all respects as any other share of Common Stock and shall be converted into the right to receive cash from Parent on the terms and subject to the conditions set forth herein. At the Effective Time by virtue of the Merger and the Company Plan and without any action on the part of the holders of the Options, each Option issued and outstanding immediately prior to the Effective Time, and all rights and privileges in respect thereof, if not exercised in accordance with its terms, shall forthwith terminate by the operation of board action causing them to become exercisable for zero shares of capital stock in connection with the Merger. Each Warrant issued and outstanding immediately prior to the Effective Time, and all rights and privileges in respect thereof, shall be terminated as of the Closing without consideration. Except pursuant to the terms of Sections 1.6(f), in no event shall Parent be required to issue any share of stock or securities or options, warrants or other securities exercisable for or convertible into shares of Parent stock or securities pursuant to the terms of this Agreement. A portion of the Merger Consideration payable to the holders of Common Stock and Preferred Stock as set forth on Exhibit C attached hereto in an amount equal to the amount of the Escrow Fund (as defined in Section 1.8(b)) shall be subject to escrow pursuant to Sections 1.8(b) and 8.2.

          (c)    Cancellation of Capital Stock Owned by Company.    At the Effective Time, all shares of capital stock of Company that are held in the treasury of Company or owned by Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and without payment of any consideration therefor.

          (d)    Conversion of Merger Sub Common Stock.    At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (e)    Outstanding Capital Stock of Company.    After the Effective Time, no share of capital stock of Company shall be deemed to be outstanding or to have any rights other than those set forth in this Section 1.6.

          (f)    Employee Consideration.    At the Effective Time or promptly thereafter and subject to the filing with the Securities and Exchange Commission promptly after the Effective Time of a registration statement on Form S-8 (or a successor form) (the "Form S-8"), Parent shall make provisions to grant to the employees of Company and any of its Subsidiaries immediately prior to the Effective Time (the "Employees") the consideration set forth on Exhibit D attached hereto upon the terms and conditions set forth on Exhibit D (the "Employee Consideration") which amount shall be reduced by the amount of any repurchases by Company of unvested Common Stock issued upon the exercise of Options prior to the date hereof held by such employees of Company or any of its Subsidiaries.

        1.7    Dissenting Shares.

          (a)    Dissenter's Rights.    Notwithstanding any provision of this Agreement to the contrary, any capital stock of Company ("Dissenting Shares") held by a holder who has exercised such holder's dissenter's rights in accordance with Section 1300 of California Law ("Dissenting Shareholder"), and who, as of the Effective Time, has not effectively withdrawn or lost such dissenter's rights, shall not be converted into or represent a right to receive the Merger Consideration, if applicable, pursuant to Section 1.6, but the Dissenting Shareholder shall only be entitled to such rights as are granted by Section 1300 of California Law.

          (b)    Loss of Dissenter's Rights.    Notwithstanding the provisions of Section 1.7(a), if any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his rights to receive payment for the fair market value of such capital stock under California Law, then, as of the later of the Effective Time or the occurrence of such event, such Dissenting Shareholder's capital stock of Company shall automatically be converted into and represent only the right to receive the Merger Consideration, if applicable, without interest, upon surrender of the Company Certificates (as defined in Section 1.8(a)) representing such shares to Parent pursuant to Section 1.8.

          (c)    Notice.    Company shall (i) comply with the requirements of Section 1300 of California Law, (ii) give Parent prompt notice of any written demands for payment with respect to capital stock of Company pursuant to Section 1300 of California Law, of withdrawals of such demands, and copies of any documents or instruments served pursuant to California Law and received by Company, and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter's rights under California Law. Any payment made by Company with respect to any demands for dissenter's rights with respect to capital stock of Company that is in excess of the amount a Shareholder would otherwise be entitled to receive pursuant to Section 1.6 shall be treated in accordance with Section 1.7(d) below.

          (d)    Excess Payment.    Any amount paid by Parent or the Surviving Corporation to any Dissenting Shareholder for Dissenting Shares pursuant to Section 1300 of California Law in excess of the value such Dissenting Shareholder would have received in the Merger for such Dissenting Shares (such amount, unless determined in a final unappealable judgment of a court, being subject to the written approval of the Shareholder Representative (as defined in the Escrow Agreement) which approval shall not be unreasonably withheld), and all reasonable costs, expenses and fees as incurred by Company, Parent or the Surviving Corporation in connection with the exercise of a Dissenting Shareholder's right under Section 1300 of California Law, shall constitute "Excess Payments." The parties hereto agree that the amount of the Excess Payments shall constitute "Damages" for purposes of this Agreement and, without regard for the limitations set forth in Section 8.3(a), Parent and/or the Surviving Corporation, as the case may be, shall be entitled to recover such amount from the Escrow Fund (as defined in Section 1.8(b)).

        1.8    Surrender of Certificates.

          (a)    Payment Procedures.

            (i)    From and after the Effective Time, all shares of capital stock of Company shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Company capital stock (the "Company Certificates") shall cease to have any rights with respect thereto, except Preferred Shareholders and holders of shares of Common Stock ("Common Shareholders", and collectively with the Preferred Shareholders, the "Company Shareholders") shall have the right, upon surrender to Parent of Company Certificates for cancellation, to receive in exchange therefor their respective portion of the Merger Consideration, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Preferred Stock or Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the respective portion of the Merger Consideration and all other outstanding Company Certificates will be deemed from and after the Effective Time, for all corporate purposes, to have no rights.

            (ii)   As soon as reasonably practicable and in any event within five (5) business days after the Effective Time, Parent shall mail to each Company Shareholder of record (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to Parent and shall be in such form and have such other provisions as Parent and Company may reasonably specify) and (B) instructions for effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate by a Company Shareholder for cancellation to Parent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the Company Shareholder shall be entitled to receive in exchange therefor the respective portion of the Merger Consideration. No interest will accrue or be paid to any holders of Company Certificates.

          (b)    Escrow.    Subject to and in accordance with the provisions of Article VIII and the Escrow Agreement (as defined in Section 6.1(c)) and subject to the surrender to Parent of all Company Certificates held by the Shareholders, Parent shall cause to be distributed to the Escrow Agent (as defined in Section 8.2) an amount equal to $13,045,000 of the Merger Consideration (the "Escrow Fund"). The Escrow Fund shall be held in escrow and shall be available to compensate Parent for certain damages as provided in Article VIII. To the extent not used to compensate Parent for such damages, the Escrow Fund shall be released to the Company Shareholders as provided in Article VIII and the Escrow Agreement.

          (c)    Options.    The Company shall take such steps as may be necessary to provide that from and after the Effective Time, all Options shall no longer be outstanding and shall terminate by the operation of board action causing them to become exercisable for zero shares of capital stock in connection with the Merger.

          (d)    Warrants.    The Company shall take such steps as may be necessary to provide that from and after the Effective Time, all Warrants shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a Warrant shall cease to have any rights with respect thereto.

          (e)    Restricted Shares.    No Restricted Shares will be accelerated in connection with the Merger other than pursuant to vesting acceleration provisions contained in the purchase agreements under which such Restricted Shares were issued. Each Restricted Share not repurchased at cost by Company will be treated in all respects as any other share of Common Stock and shall be converted into the right to receive cash from Parent on the terms and subject to the conditions set forth herein.

        1.9    Lost, Stolen or Destroyed Certificates.    In the event any Company Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 1.6; provided, however, that, as a condition precedent to the issuance and payment thereof, the Company Shareholder owning such lost, stolen or destroyed Company Certificates, shall deliver to Parent such affidavit agreeing to indemnify and hold harmless Parent from and against any claim that may be made against Parent, the Surviving Corporation, Company or any of their directors, officers, employees, affiliates or agents with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

        1.10    Closing of Company's Transfer Books.    At and after the Effective Time, holders of capital stock of Company shall cease to have any rights as Shareholders of Company, except for the right of Company Shareholders to their respective portion of the Merger Consideration. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of shares of capital stock of Company and any other securities of Company, including, but not limited to, any options and warrants, which were outstanding immediately prior to the Effective Time shall thereafter be made.

        1.11    Tax Consequences.    Parent shall have the option to make an election under Section 338(g) of the Code with respect to the Merger.

        1.12    No Liability.    Notwithstanding anything to the contrary in this Article I, none of Parent, Merger Sub, the Surviving Corporation or any party hereto shall be liable to any person in respect of any amount of the Escrow Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.13    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company, Parent and Merger Sub shall, in the name of their respective corporations or otherwise, take all such lawful and necessary action as may be requested by Parent.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except for specific references to, and as set forth in the Company Disclosure Schedule attached hereto and referring by numbered section (and, where applicable, by lettered subsection) of the representations and warranties in this Article II (the "Company Disclosure Schedule"); provided, that any information disclosed herein under any section number shall be deemed disclosed and incorporated into any other section or schedule where such disclosure would be reasonably apparent, whether or not repeated or cross-referenced under such other section number, Company represents and warrants to Parent and Merger Sub that the statements contained in this Article II are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II) as follows:

        2.1    Organization, Standing and Power.    Company and each of its Subsidiaries (as defined below) are entities duly organized, validly existing and in good standing under the laws of their respective jurisdiction of organization. Section 2.1 of the Company Disclosure Schedule sets forth the legal name, type of entity and jurisdiction of organization of each of Company and its Subsidiaries. Company and each of its Subsidiaries has the power (corporate or otherwise) to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where it is required by law to be so qualified, except where such failure to qualify would not have a Material Adverse Effect (as defined in Section 9.3) on Company or any of its Subsidiaries. Section 2.1 of the Company Disclosure Schedule sets forth (i) each jurisdiction in which Company and each of its Subsidiaries is duly qualified to do business and in good standing, and (ii) all former names and all fictitious or assumed names under which Company and each of its Subsidiaries does or has done business. True, correct and complete copies of the Amended and Restated Articles of Incorporation and Bylaws of Company, each as amended to the date of the Agreement, and the charter documents of each of its Subsidiaries have been delivered to Parent. Company is not in violation of any of the provisions of its Amended and Restated Articles of Incorporation or Bylaws, each as amended, and each of its Subsidiaries is not in violation of any of the provisions of its charter documents. Except as set forth on Section 2.1 of the Company Disclosure Schedule, Company does not own and never has owned directly or indirectly any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity. Section 2.1 of the Company Disclosure Schedule sets forth a list of each of the officers and directors of Company and each of its Subsidiaries. For purposes of this Agreement, "Subsidiary" means, any corporation, limited liability company, partnership, association, trust, joint venture or other business association or entity in which Company owns an equity or similar interest, or any interest convertible or exchangeable or exercisable for any equity or similar interest. The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

        2.2    Capital Structure.

          (a)    Company Capitalization.    Authorized capital stock of Company consists of (i) 90,000,000 shares of Common Stock, no par value per share, of which 20,653,902 shares were fully vested, issued and outstanding and 2,408,102 shares were unvested, issued and outstanding as of the date hereof, and (ii) 35,000,000 shares of Preferred Stock, no par value per share, of which (a) 3,500,000 shares are designated Series A Preferred, all of which were issued and outstanding as of the date hereof, (b) 6,032,500 shares are designated Series A-1 Preferred, of which 5,700,000 shares were issued and outstanding as of the date hereof, (c) 4,901,960 shares are designated Series B Preferred, all of which were issued and outstanding as of the date hereof, (d) 1,200,000 shares are designated Series B-1 Preferred, all of which were issued and outstanding as of the date hereof, and (e) 10,200,000 shares are designated Series C Preferred, of which 7,147,724 shares were issued and outstanding as of the date hereof. The current liquidation preference of each share of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred and Series C Preferred is $1.00, $1.0526315, $4.08, $5.00 and $6.912173 per share, respectively. Company has Options outstanding to acquire 10,512,715 shares of Common Stock at the exercise prices, in the amounts and with the vesting schedules set forth in Section 2.2(a) of the Company Disclosure Schedule. Company has Warrants outstanding to acquire 641,250 shares of Series A-1 Preferred, 74,288 shares of Series C Preferred and warrants to purchase shares of the Company's capital stock issued in connection with the Bridge Financings at the exercise prices and for the time periods set forth in Section 2.2(a) of the Company Disclosure Schedule. At the Effective Time, no Warrants will be outstanding and all Options shall terminate by the operation of board action causing them to become exercisable for zero shares of capital stock in connection with the Merger. The name and address of all of the security holders of Company and their respective holdings, including any holders of options, warrants or any other right to acquire securities of Company are as set forth on Section 2.2(a) of the Company Disclosure Schedule. Other than the securities described above or as set forth on Section 2.2(a) of the Company Disclosure Schedule, there are no other outstanding shares of capital stock or other securities of Company, no outstanding rights to acquire capital stock or securities of the Company, and no outstanding commitments to issue any shares of capital stock or securities of Company after the date hereof. Except as set forth on Section 2.2(a) of the Company Disclosure Schedule, all outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended (the "Act"), state securities laws and the Company Plan), Taxes (as defined in Section 2(l)), security interests, charges, liens, encumbrances, options, warrants, purchase rights, subscription rights, exchange rights, contracts, commitments, equities, claims, and demands, and are not subject to preemptive rights or rights of first refusal created by statute, the Amended and Restated Articles of Incorporation or Bylaws, each as amended, of Company or any agreement to which Company is a party or by which it is bound. Except for the rights created pursuant to this Agreement and the Company Plan and as set forth on Section 2.2(a) of the Company Disclosure Schedule, there are no other options, warrants, calls, rights, commitments, contracts or agreements of any character to which any of Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock or other securities of Company or any securities convertible or exchangeable therefor or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for this Agreement, the Voting Agreements, the Company Plan or as set forth in Section 2.18(g) of the Company Disclosure Schedule, there are no contracts, commitments, trusts, proxies or agreements relating to voting, purchase or sale of Company's securities (i) between or among Company and any of its security holders, and (ii) to the knowledge of Company, between or among any of Company's security holders. There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation, dividend equivalent rights, or similar rights with respect to Company. All outstanding securities of Company were issued in compliance with all applicable federal and state securities laws.

          (b)    Subsidiary Capitalization.    Section 2.2(b) of the Company Disclosure Schedule sets forth the authorized capital and outstanding securities of each Subsidiary. The name and address of all of the security holders of each Subsidiary and their respective holdings, including any holders of options, warrants or any other right to acquire securities of any Subsidiary are as set forth on Section 2.2(b) of the Company Disclosure Schedule. Other than as set forth on Section 2.2(b) of the Company Disclosure Schedule, there are no other outstanding securities of any Subsidiary, no outstanding rights to acquire securities of any Subsidiary, and no outstanding commitments to issue any securities of any Subsidiary. All outstanding shares of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and non-assessable and are free and clear of any restrictions on transfer (other than restrictions under the Act, applicable securities laws and the Company Plan), Taxes, security interests, charges, liens, encumbrances, options, warrants, purchase rights, subscription rights, exchange rights, contracts, commitments, equities, claims, and demands, and are not subject to preemptive rights or rights of first refusal created by statute, the charter documents or any agreement to which any Subsidiary is a party or by which it is bound. There are no options, warrants, calls, rights, commitments, contracts or agreements of any character to which any Subsidiary or and security holders of any Subsidiary is a party or by which they are bound obligating the respective person or entity to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock or other securities of any Subsidiary or any securities convertible or exchangeable therefor or obligating any Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments, trusts, proxies or agreements relating to voting, purchase or sale of any Subsidiary's securities (i) between or among any Subsidiary and any of its security holders, and (ii) between or among any Subsidiary's security holders. There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation, dividend equivalent rights, or similar rights with respect to any Subsidiary. All outstanding securities of each Subsidiary were issued in compliance with all applicable securities laws.

        2.3    Authority.    Company has all requisite corporate power and authority to execute and deliver this Agreement, the Escrow Agreement, the Voting Agreements and any other agreement contemplated hereunder (the "Transaction Agreements"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company (including, without limitation, approval of its board of directors), subject only to the approval of the Merger by the Shareholders of Company as contemplated by Section 6.1(d). The Transaction Agreements have been, or will be, duly executed and delivered by Company and constitute, or will constitute when executed and delivered, the legal, valid and binding obligation of Company, enforceable against Company in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The Board of Directors of Company has (i) declared the Merger advisable and fair to and in the best interest of Company and its Shareholders, (ii) approved and adopted this Agreement in accordance with the California Law, (iii) approved the other Transaction Agreements to which it is a party, (iv) resolved to recommend the approval of this Agreement by Company Shareholders at the Company Shareholders' Meeting (as defined in Section 5.9), and (v) directed that this Agreement be submitted to Company Shareholders for approval at the Company Shareholders' Meeting.

        2.4    No Conflicts; Required Filings and Consents.

          (a)    No Conflict.    Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, the execution and delivery of the Transaction Agreements by Company does not, and the performance by Company of its obligations hereunder and thereunder, and the consummation of the Merger will not, (i) conflict with or violate any provision of the Amended and Restated Articles of Incorporation, as amended, Bylaws, as amended, or other charter document, as applicable, of Company or any Subsidiary, (ii) materially conflict with or materially violate any constitution, statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license applicable to Company or any Subsidiary or by which any property or asset of Company or any Subsidiary is bound or affected, or (iii) materially conflict with, result in any material breach of, violate or constitute a material default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien, security interest, charge or other encumbrance on any property or asset of Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument, document, arrangement or obligation.

          (b)    Governmental Filings.    No filing or registration with, or notification to, and no permit, authorization, consent or approval of, any United States federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body ("Government Entity") is necessary for the execution and delivery of the Transaction Agreements by Company or the performance and consummation by Company of the transactions contemplated by the Transaction Agreements, except the filing of the Agreement of Merger.

          (c)    Third Party Consents and Notices.    Except as set forth in Section 2.4(c) of the Company Disclosure Schedule, Company and each of its Subsidiaries are not required to obtain the consent of, or give notice to, any third party by reason of the transactions contemplated by the Transaction Agreements.

        2.5    Permits; Compliance with Laws.    Except for such Company Permits (as defined below) the non-compliance with which would not have a Material Adverse Effect on Company or any of its Subsidiaries (taken together as a whole), Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Government Entity necessary for Company and each of its Subsidiaries to own, lease and operate its respective properties or to offer or perform its respective services or to develop, produce, store, distribute and market its respective products or otherwise to carry on its respective business as it is now being conducted (collectively, the "Company Permits"), and none of the Company Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of Company, threatened. All of the Company Permits are set forth in Section 2.5 of the Company Disclosure Schedule. Company and each of its Subsidiaries is not in conflict with, or in default or violation of, (i) any constitution, law, statute, order, rule, regulation, ordinance, judgment, decree, injunction, writ or license applicable to Company or any of its Subsidiaries or by which any property or asset of Company or any of its Subsidiaries is bound or affected, or (ii) any Company Permits, except where such conflict would not have a Material Adverse Effect on Company or any of its Subsidiaries (taken together as a whole). There are no actions, proceedings, investigations or surveys pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries that could reasonably be expected to result in the suspension or cancellation of any Company Permit. Since its inception, Company or any of its Subsidiaries has not received from any Government Entity any written notification with respect to possible conflicts, defaults or violations of any constitution, law, statute, order, rule, regulation, ordinance, judgment, decree, injunction, writ or license. The Merger will not result in the suspension or cancellation of any Company Permit.

        2.6    Financial Statements.    Section 2.6 of the Company Disclosure Schedule includes true, complete and correct copies of Company's audited financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the fiscal years ended December 31, 2000, December 31, 2001, and December 31, 2002 (collectively, the "Financial Statements"). Section 2.6 of the Company Disclosure Schedule includes true, complete and correct copies of Company's unaudited consolidated financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the quarterly period ended June 30, 2003 (the "Quarterly Financial Statements"). The Financial Statements and the Quarterly Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements and the Quarterly Financial Statements were prepared from and in accordance with the books and records maintained by Company and fairly present, in all material respects, the consolidated financial condition, operating results and cash flow of Company as of the dates, and for the periods, indicated therein, subject to the absence of footnotes and normal year-end audit adjustments for the Quarterly Financial Statements. Company and each of its Subsidiaries maintains and will continue to maintain books and records established and administered in accordance with GAAP and consistent with past practices.

        2.7    Absence of Certain Changes.    Except as set forth in Section 2.7 of the Company Disclosure Schedule, or elsewhere in the Company Disclosure Schedule, as set forth in any other schedule attached hereto or as reflected in the Quarterly Financial Statements, since December 31, 2002, Company and each of its Subsidiaries has conducted its business only in the Ordinary Course of Business (as defined in Section 9.3), and there has not occurred (i) any Material Adverse Effect on Company or any of its Subsidiaries (taken together as a whole), (ii) any event that, to Company's knowledge, could reasonably be expected to prevent or materially delay the performance of Company's obligations pursuant to the Transaction Agreements or the consummation of the Merger by Company, (iii) any material change by Company or any of its Subsidiaries in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Company or any security of any Subsidiary of Company, or any redemption, purchase or other acquisition of any securities of Company or any of its Subsidiaries, (v) any material increase in the compensation or benefits or establishment, increase or payment of any material bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other material increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Company or any of its Subsidiaries, (vi) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entering into any agreement with respect thereto by Company or any of its Subsidiaries, (vii) any amendment to the Amended and Restated Articles of Incorporation, as amended, or Bylaws, as amended, of Company or any charter documents of any Subsidiaries of Company, (viii) any (w) capital expenditures except in the Ordinary Course of Business, (x) purchase, sale, assignment or transfer of any material amount of assets, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any assets or properties, tangible or intangible of Company or any of its Subsidiaries, except for liens for taxes not yet due and payable, or (z) cancellation, compromise, release or waiver of any rights of value or any debts or claims by Company or any of its Subsidiaries, (ix) any incurrence of any liability (absolute or contingent) by Company or any of its Subsidiaries, except for current liabilities and obligations incurred in the Ordinary Course of Business, (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially and adversely affecting the business or properties of Company or any of its Subsidiaries, (xi) any entering into any material agreement, contract, lease, arrangement, understanding, obligation or license by Company or any of its Subsidiaries, including, without limitation, any agreement, contract, lease, arrangement, understanding, obligation or license related to the Intellectual Property Rights of Company or any of its Subsidiaries, (xii) any material acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Company or any of its Subsidiaries is a party or by which it is bound, (xiii) any entering into any loan or other transaction by Company or any of its Subsidiaries with any officers, directors or employees of Company or any of its Subsidiaries, (xiv) any charitable or other capital contribution or pledge therefor by Company or any of its Subsidiaries, (xv) any entering into any transaction of a material nature by Company or any of its Subsidiaries, (xvi) any termination of any material customer relationship with Company or any of its Subsidiaries, (xvii) any hiring of any new employee, (xviii) any material write-down or revaluation of assets, or (xix) any commitment or agreement by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (xvii).

        2.8    Absence of Undisclosed Liabilities.    Except to the extent set forth on the face of the consolidated balance sheet of Company as of June 30, 2003 included in the Quarterly Financial Statements (the "Company Balance Sheet") and except for current liabilities incurred in the Ordinary Course of Business since June 30, 2003, none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of contract, breach of warranty, tort, infringement or violation of law, Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, and whether absolute, contingent or otherwise), including any liability for taxes, other than obligations associated with the transactions contemplated hereby or disclosed in Section 2.8 of the Company Disclosure Schedule.

        2.9    Litigation.    There is no private or governmental action, suit, proceeding, claim, arbitration, complaint, allegation, dispute or, to the knowledge of Company, investigation pending before any governmental department, commission, authority, arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any of their assets, Intellectual Property Rights or properties or any of their officers or directors (in their capacities as such). There is no judgment, decree, injunction, writ, rule or order against Company or any of its Subsidiaries, or any of their directors or officers (in their capacities as such) limiting the conduct of business by Company or any of its Subsidiaries or that could prevent, enjoin, or alter or delay any of the transactions contemplated by this Agreement or have an adverse effect on Company or any of its Subsidiaries. There is no litigation (including arbitrations) by Company or any of its Subsidiaries which is pending or threatened against any other person or entity. Except as set forth on Section 2.9 of the Company Disclosure Schedule, Company or any of its Subsidiaries are not parties to, or in discussions regarding, any settlement agreements or arrangements, whether written or oral, regarding any disputes or claims. No claim for indemnification from the Company has been made by any director or officer of the Company and, to the knowledge of the Company, no basis exists for any such claim for indemnification.

        2.10    Restrictions on Business Activities.    There is no agreement, judgment, injunction, order, writ, injunction or decree binding upon, or governmental or regulatory action taken against or involving Company or any of its Subsidiaries or any of their assets, properties or, to the knowledge of Company, their employees which has had or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Company or any of its Subsidiaries, Parent or the Surviving Corporation, any acquisition of property by Company or any of its Subsidiaries, Parent or the Surviving Corporation or the conduct of business by Company or any of its Subsidiaries, Parent or the Surviving Corporation as currently conducted.

        2.11    Title to Property.    Company or any of its Subsidiaries do not own any real property. Section 2.11 of the Company Disclosure Schedule sets forth a list of material assets and property owned, leased or licensed by Company and each of its Subsidiaries. Company and each of its Subsidiaries has good and marketable title, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for (a) mechanic's, materialman's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established on the books of Company and (c) security interests set forth on Section 2.11 of the Company Disclosure Schedule (setting forth the description of the collateral and the secured party), to all of its respective assets and properties reflected in the Company Balance Sheet and in Section 2.11 of the Company Disclosure Schedule, or with respect to leased properties and assets, valid leasehold interests therein. All properties used in the operations of Company and each of its Subsidiaries are reflected on the Company Balance Sheet to the extent GAAP requires the same to be reflected and on Section 2.11 of the Company Disclosure Schedule.

        2.12    Intellectual Property.

          (a)    List of Company Intellectual Property.    Section 2.12(a) of the Company Disclosure Schedule contains a true, correct and complete list of Company's and each of its Subsidiaries' licenses or other arrangements, understandings and agreements relating to their Intellectual Property Rights, excluding any "shrink wrap" on similar widely available commercial end-user licenses with respect to non-material Intellectual Property Rights in-bound to Company or any of its Subsidiaries (including the parties thereto and the date and subject matter thereof) (each a "License Agreement" and collectively the "License Agreements"), issued patents, filed patent applications, registered and unregistered trademarks and services marks, trade names, filed trademark and service mark applications, Internet domain names, filed Internet domain name applications, registered copyrights, material unregistered copyrights, and applications and other filings and formal actions made or taken pursuant to federal, state, local and foreign laws by Company and each of its Subsidiaries to protect their interests in their Intellectual Property Rights, and includes details of all due dates for further filings, registrations, maintenance, payments or other actions falling due in respect of such registered Intellectual Property Rights within six (6) months of the Effective Time. Company or each of its Subsidiaries has delivered, or has made available, to Parent a copy of each of the items listed in Section 2.12(a) of the Company Disclosure Schedule. All of Company's and each of its Subsidiaries' patents, filed patent applications, registered trademarks, filed trademark applications and registered copyrights remain in good standing with all applicable fees paid and filings made. Company has delivered to Parent all material letters, analyses, reports and other documentation concerning the ownership, validity, infringement of, or freedom to use, the Intellectual Property Rights of Company and each of its Subsidiaries, any third party Intellectual Property Rights or any License Agreement.

          (b)    Company Intellectual Property Rights.    The Intellectual Property Rights of Company and each of its Subsidiaries are: (i) exclusively and irrevocably owned by Company or by its Subsidiaries to the fullest extent permitted by applicable law, including, but not limited to all Intellectual Property Rights that are part of any claims of any issued patents or patent applications of Company or any of its Subsidiaries, or (ii) rightfully used by Company or any of its Subsidiaries pursuant to a valid and enforceable License Agreement. Company and each of its Subsidiaries has, and upon Closing, the Surviving Corporation shall continue to have, all rights, including, without limitation, rights to make, have made, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display, license, assign and sell, in their Intellectual Property Rights that are necessary to permit Company and each of its Subsidiaries to carry out Company's or each of its Subsidiaries' respective business as presently conducted. Except as set forth on Section 2.12(b) of the Company Disclosure Schedule, Company or any of its Subsidiaries have not granted any sublicense or similar right with respect to any License Agreement. Company or any of its Subsidiaries are not a party to any agreement, contract, arrangement, understanding or license or under any obligation which grants, vests or creates (including granting, vesting or creation by passage of time or occurrence of an event or otherwise) in any other person any rights or interests (including, without limitation, rights to make, use, market, import, copy, distribute, transmit, perform, modify, create derivative works, or otherwise exploit or any residual rights) in or to Intellectual Property Rights owned by Company or any of its Subsidiaries, other than such agreements, contracts, arrangements, understandings, licenses or rights identified on Section 2.12(b) of the Company Disclosure Schedule, which sets forth a detailed, complete and accurate description of any such agreement, contract, arrangement, understanding, license or right, including the identity of the party to which any such licenses or rights have been granted. No Intellectual Property Rights owned by Company or any of its Subsidiaries were researched, developed or derived from the use of any governmental or regulatory agency funding and no governmental body or agency has, or has any rights to acquire, any right, interest or title in the Intellectual Property Rights of Company or any of its Subsidiaries. Company or any of its Subsidiaries are not obligated under any standards body that would require Company or any of its Subsidiaries to grant a patent, license or other rights in the Intellectual Property Rights of Company or any of its Subsidiaries.

          (c)    Infringement.    Neither (i) the reproduction, manufacturing, distribution, licensing, sublicensing, testing, development, invention, use, sale or offer to sell or any other exercise of Intellectual Property Rights owned by Company or any of its Subsidiaries, nor (ii) the conduct of business by Company or any of its Subsidiaries as currently conducted, infringes on any third party's Intellectual Property Rights in the United States or, to the knowledge of Company, anywhere in the world. Except as set forth in Section 2.12(c) of the Company Disclosure Schedule, Company or any of its Subsidiaries has received no notice of any pending or threatened claims (i) challenging the validity, effectiveness or ownership by Company or any of its Subsidiaries of any Intellectual Property Rights owned or licensed by Company, or (ii) to the effect that the use, testing, manufacturing, distribution, licensing, sublicensing, sale or offer to sell or any other exercise of rights in any product, invention, know-how, technology or process as now used, offered, licensed, sublicensed or sold by Company or any of its Subsidiaries, or authorized use by its customers infringes or will infringe on or misappropriate any third party's Intellectual Property Rights. To the knowledge of Company, there exist no valid grounds for any bona fide claim of any such kind. Subject to the License Agreements and the agreements set forth in Section 2.12(b) of the Company Disclosure Schedule, all of the rights within the Intellectual Property Rights owned by Company and each of its Subsidiaries are enforceable and subsisting to the extent permitted by applicable law. To the knowledge of Company, there is no unauthorized use, infringement or misappropriation of any Intellectual Property Rights owned by Company or any of its Subsidiaries by any third party, employee or former employee. Company and each of its Subsidiaries has taken all reasonably necessary and reasonably desirable action to maintain and protect all of its Intellectual Property Rights and will continue to reasonably maintain and reasonably protect all of its Intellectual Property Rights so as not to adversely affect the validity or enforceability thereof prior to the Effective Time. To the knowledge of Company, the owners of any of the Intellectual Property Rights licensed to Company or any of its Subsidiaries have taken all reasonably necessary and reasonably desirable action to maintain and protect the Intellectual Property Rights covered by such license.

          (d)    Nondisclosure Agreements and Assignments.    All personnel, including all current and former officers and all other current and former employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of Intellectual Property Rights on behalf of Company or any of its Subsidiaries, have executed nondisclosure agreements containing strict obligations of confidentiality protecting the confidential information of Company and each of its Subsidiaries and either (i) are a party to an enforceable agreement with Company or its Subsidiaries in accordance with applicable national and state law that accords Company and its Subsidiaries full, effective, exclusive, irrevocable, worldwide and original ownership of all tangible and intangible property, including any Intellectual Property Rights (whether patentable or not) and developments, arising from the efforts of such personnel on behalf of Company or its Subsidiaries, or where such personnel used Company facilities, resources and Intellectual Property Rights, to the fullest extent permitted by applicable law, or (ii) have executed appropriate instruments of assignment in favor of Company or its Subsidiaries that have irrevocably conveyed to Company or its Subsidiaries full, effective, irrevocable, worldwide and exclusive ownership of all tangible and intangible property, including Intellectual Property Rights (whether patentable or not) and developments, arising from the efforts of such personnel on behalf of Company or its Subsidiaries, or where such personnel used Company facilities, resources and Intellectual Property Rights, to the fullest extent permitted by applicable law. Peter Hepburn, Aamer Latif, Luis Lopes, John Mares, Rodney Mullendore, Gary Orenstein, Brian Uchino, and Joseph White have executed nondisclosure agreements containing strict obligations of confidentiality protecting the confidential information of Company and each of its Subsidiaries and have executed appropriate instruments of assignment in favor of Company or its Subsidiaries that have irrevocably conveyed to Company or its Subsidiaries full, effective, irrevocable, worldwide and exclusive ownership of all tangible and intangible property, including Intellectual Property Rights (whether patentable or not) and developments, that are part of Company's Intellectual Property Rights or used, or proposed to be used, in Company's business. To Company's knowledge, no employee, agent, consultant or contractor of Company or any of its Subsidiaries is (A) bound by or otherwise subject to any agreement, contract, arrangement, understanding or license restricting him or her from performing his or her duties for the Company and its Subsidiaries; or (B) in breach of any agreement, contract, arrangement, understanding or license with any former employer or other Person concerning Intellectual Property Rights or confidentiality. Company or any of its Subsidiaries has not disclosed any material confidential or proprietary Intellectual Property Rights to any third party except pursuant to a written confidentiality agreement which requires such third party to keep all such information confidential. Company or any of its Subsidiaries has not disclosed any material Intellectual Property Rights to Microsoft Corporation or any of its affiliates or to any other third party pursuant to a confidentiality agreement which contains a "residuals" or other similar such exception to the confidentiality and non-use obligations that would permit such third party to disclose or use any such Intellectual Property Rights retained in the memories of its employees or contractors.

          (e)    No Violation.    The execution or delivery of the Transaction Agreements, or performance of Company's obligations hereunder or thereunder, will not cause the diminution, change, amendment, termination or forfeiture of any of the Intellectual Property Rights of Company or any of its Subsidiaries and such Intellectual Property Rights will be owned or available for use by the Surviving Corporation on the same material terms and conditions immediately after the Effective Time.

          (f)    Encumbrances.    Except for restrictions provided for in the License Agreements and as set forth on Section 2.12(f) of the Company Disclosure Schedule, the Intellectual Property Rights owned by Company and each of its Subsidiaries are free and clear of any and all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances, interests or claims of third parties or charges of any kind and, to the knowledge of Company, are not subject to any outstanding injunction, judgment, writ, order, decree or ruling. To the knowledge of Company, the Intellectual Property Rights underlying the License Agreements are not subject to any outstanding injunction, judgment, writ, order, decree or ruling and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened which challenges the legality, validity or enforceability of such underlying Intellectual Property Rights.

          (g)    Royalties and Indemnities.    Except as set forth in Section 2.12(g) of the Company Disclosure Schedule, Company or any of its Subsidiaries does not owe any royalties, payments, penalties, milestone payments or other payments to third parties in respect of Intellectual Property Rights of Company or any of its Subsidiaries or the License Agreements. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereunder will cause Parent or Surviving Corporation to incur any payment or other obligation to any third party, including any royalty payments, other than those payments and other obligations that Company would have had had the Merger not taken place. Except for provisions of the License Agreements or other commercial agreements set forth in Section 2.12(g) of the Company Disclosure Schedule and for Company's form of indemnity provision set forth in Company's commercial agreements which is included in Section 2.12(g) of the Company Disclosure Schedule, Company and its Subsidiaries have not agreed to indemnify any person for or against infringement or misappropriation with respect to any Intellectual Property Rights.

          (h)    Product.    Section 2.12(h) of the Company Disclosure Schedule accurately lists each proprietary product or service developed, manufactured, marketed, or sold by Company or any of its Subsidiaries and any product or service currently under development by the Company or any of its Subsidiaries and at least in "beta" testing phase (the "Products"). Company owns, or rightfully uses pursuant to valid and enforceable License Agreements set forth on Section 2.12(h) of the Company Disclosure Schedule, all Intellectual Property Rights necessary for the development, manufacture, distribution, marketing and sale of the Products and all related tangible and intangible components thereof. Except as set forth on Section 2.12(h) of the Company Disclosure Schedule, Company or any of its Subsidiaries has no development agreements relating in any way to the Products. Except as set forth in the bug list provided to Parent pursuant to the following sentence, none of the Products that have been commercially released by Company or in "beta" testing phase (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Product or any product or system containing or used in conjunction with such Product or (ii) fails to comply with any applicable warranty or other contractual commitment of the Company or its Subsidiaries relating to the use, functionality or performance of such Product or any product or system containing or used in conjunction with such Product, other than minor breaches of warranty or contractual commitments of the Company or its Subsidiaries occurring in the Ordinary Course of Business and that can be remedied without undue burden or expense. Company has provided to Parent a complete and accurate list of all known bugs, defects and errors in each version and component of the Products known to the Company or its Subsidiaries. Except as otherwise set forth on Section 2.12(h) of the Company Disclosure Schedule, each Product manufactured, sold, leased, licensed or delivered by Company or any of its Subsidiaries has been done so in material conformity with all applicable contractual commitments and all applicable express and implied warranties, and Company or any of its Subsidiaries has no liability (and to the knowledge of Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Company or any of its Subsidiaries giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, other than with respect to minor breaches of warranty or contractual commitments of Company or its Subsidiaries occurring in the Ordinary Course of Business and that can be remedied without undue burden or expense. Except as specifically set forth on Section 2.12(h) of the Company Disclosure Schedule as "Derivative Rights Granted to Others" with specification as to actual derivative right granted, no third party other than Company has any derivative rights or may modify or enhance any Intellectual Property Rights owned by Company or its Subsidiaries and related to any of the Products.

          (i)    Company Code.    None of Company's or any of its Subsidiaries' software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) materially disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) materially damaging or destroying any data or file without the user's consent.

          (j)    Open Source Code.    Except as set forth in Section 2.12(j) of the Company Disclosure Schedule, none of Company's or any of its Subsidiaries' software is subject to any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License that requires, or conditions the use or distribution of such software on, the disclosure, licensing or distribution of any source code for any portion of such software.

          (k)    Escrow of Code.    Except as set forth in Section 2.12(k) of the Company Disclosure Schedule, no source code, programming, software or data of Company or any of its Subsidiaries has been delivered, licensed or made available to any escrow agent or other entity or person. Except as set forth in Section 2.12(k) of the Company Disclosure Schedule, Company or any of its Subsidiaries does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code, programming, or data for any software of Company or any of its Subsidiaries to any escrow agent or other entity or person. To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code, programming or data of any software of Company or any of its Subsidiaries to any other entity or person.

          (l)    Compression Technology.    Any compression technology, including code, programming or software, used by Company or its Subsidiaries is rightfully used pursuant to a valid and enforceable License Agreement or otherwise. Company or any of its Subsidiaries has received no notice of any pending or threatened claims (i) challenging the validity, effectiveness or ownership by Company or any of its Subsidiaries of any compression technology used by Company or any of its Subsidiaries or authorized use by its customers, or (ii) to the effect that the use of compression technology by Company or any of its Subsidiaries or authorized use by its customers infringes or will infringe on or misappropriate any third party's Intellectual Property Rights. To the knowledge of Company, there exist no valid grounds for any bona fide claim of any such kind.

          (m)    Definition.    "Intellectual Property Rights" means, collectively, with respect to any person or entity, all of the following worldwide intangible legal rights of such person or entity, including those existing or acquired by ownership, license or other legal operation, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisions, reissues, revisions, reexaminations or extensions thereof; (ii) inventions (whether patentable or not in any country and whether or not reduced to practice), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) rights associated with works of authorship (including audiovisual works), including, without limitation, copyrights, copyright applications and copyright registrations and renewals in connection therewith, moral rights, database rights, mask work rights, mask work applications and mask work applications and registrations and renewals in connection therewith; (iv) rights in trade secrets, including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings, specifications, models, pricing and cost information, business and marketing plans and proposals, rights in industrial property, customer, vendor and prospect lists and all associated information or databases and other confidential or proprietary information, and all rights relating to the protection of the same, including, without limitation, rights under nondisclosure agreements; (v) any other proprietary rights in technology, including software, firmware, all scripts and source and object code (including descriptions, flow charts and other work product used to design, organize or develop such computer software and any related documentation), algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda, records, business information, or trade marks, trade dress or names, anywhere in the world; (vi) any rights analogous thereto in the preceding clauses and any other proprietary rights relating to intangible property, including, without limitation, brand names, trademarks, service marks, domain names, trademark and service mark registrations and applications therefore and renewals in connection therewith, trade names, corporate names, logos, rights in trade dress and packaging, together with all translations, adaptations, derivations and combinations thereof, and all goodwill associated with the same; (vii) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized use of any of the foregoing rights and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including, without limitation, damages for past, present or future infringement, misappropriation or unauthorized use thereof; and (viii) rights under license agreements for the foregoing.

        2.13    Taxes.

          (a)    Returns.    Company and each of its Subsidiaries has duly and timely filed or caused to be filed all federal, state, local and foreign income Tax Returns (as defined in Section 2.13(l)(ii)) and all other Tax Returns required to be filed by it to date and will duly and timely file or cause to be filed all Tax Returns required to be filed by it prior to the Effective Time. All such Tax Returns (including all amendments thereto) as of the time of filing were or will be complete and accurate in all material respects. No claim has ever been made by a Taxing authority in any jurisdiction in which Company and its Subsidiaries do not file Tax Returns that Company or any of its Subsidiaries is or may be subject to Taxes in such jurisdiction.

          (b)    Payments.    All Taxes payable by Company or any of its Subsidiaries (whether or not shown on any Tax Return) on or before the Effective Time have been paid or will be paid, when due, other than Taxes that are being contested in good faith.

          (c)    Reserves; Accruals.    The liabilities and reserves for Taxes reflected on the Company Balance Sheet are adequate to cover all material liabilities for unpaid Taxes of Company and, except as set forth on Schedule 2.13(c), any of its Subsidiaries (including those that are being contested in good faith) for all periods or portions of periods through the date thereof.

          (d)    Proceedings.    No action, suit, proceeding or audit concerning any Tax liability of Company or any of its Subsidiaries is pending or, to the knowledge of Company, has been threatened against Company or any of its Subsidiaries. There are no claims or assessments against Company or any of its Subsidiaries for an alleged Tax deficiency and, to the knowledge of Company, no such claims or assessments have been proposed.

          (e)    Liens.    To the knowledge of Company, there are no charges, liens, encumbrances or adverse claims for Taxes upon any properties or assets of Company or any of its Subsidiaries, except for liens described in Section 2.11(b).

          (f)    Withholdings.    Company and each of its Subsidiaries has properly withheld and paid over all withholding, employment or other similar Taxes and all unemployment compensation and similar obligations required to be withheld or paid over and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

          (g)    Tax Sharing Agreements; Consolidated Group.    Company or any of its Subsidiaries are not a party to any agreement (i) providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of Company, or (ii) contractually obligating Company or any of its Subsidiaries to indemnify any other person with respect to Taxes. Company or any of its Subsidiaries has never been a member of a consolidated, unitary or combined group other than a consolidated group consisting of only Company and its Subsidiaries.

          (h)    Real Property Holding Corporation.    Company or any of its Subsidiaries has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).

          (i)    Statute of Limitations.    Company or any of its Subsidiaries has not consented to extend the time in which any Tax may be assessed and collected by any Taxing authority.

          (j)    Documents Provided.    Company has provided to Parent true, correct and complete copies of all federal, state and local income and franchise Tax Returns for the Company and any of its Subsidiaries, for the taxable periods ending December 31, 2000, December 31, 2001 and December 31, 2002 and Company has provided, or will provide, Parent any examination reports, and statements of deficiencies assessed against or agreed to by Company or any of its Subsidiaries received through the Effective Time.

          (k)    Other.    Company or any of its Subsidiaries has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code. Other than income and deduction amounts and other tax implications produced as a result of this Agreement or any elections made under Section 338 of the Code, Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law), (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date, (iii) installment sale made prior to the Closing Date, or (iv) deferred intercompany gain described in Treasury Regulation Section 1.1502-13 or any excess loss account described in Treasury Regulation Sections 1.1502-19 and 1.1502-32 (or any corresponding or similar provision of federal state, local or foreign law) arising on or before the Closing Date. Company or any of its Subsidiaries is not a party to any agreement, contract, arrangement or plan that has resulted or would result separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or similar provision of state, local or foreign law).

          (l)    Code section 338 election.    Company understands that Parent may make a Code section 338 election in connection with its acquisition of Company's stock under this Agreement. Parent bears all responsibility for making the appropriate and timely filings necessary to effect such an election; however, Company agrees to cooperate with Parent in any reasonable matter to facilitate any such Code section 338 election. Notwithstanding any other representation and warranty herein, neither Company nor any Company Shareholder or officer of Company makes any representation on whether Parent or Company qualifies to make any such Code section 338 election, or the federal, foreign, state, or local tax consequences produced by such election, including (but not limited to) the amount or character of gain, income, loss or deductions produced from such an election or the amount or character of any unused net operating losses or unused capital losses that may be available to Company to offset any such gain or income produced from such election. Parent agrees that any federal, foreign, state or local tax due by Company, Parent or any of its Subsidiaries as a result of such election has no effect on the Merger Consideration to be paid to Company Shareholders under this Agreement.

          (m)    Certain Defined Terms.    As used in this Agreement:

            (i)    "Tax" or "Taxes" means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, state, local or foreign government or any agency or political subdivision of such government, which taxes shall include income or profits, gross receipts, net proceeds, ad valorem, franchise, sales, use, transfer, value added, registration, business license, user, excise, utility, environmental, communications, excess profits, real or personal property (tangible and intangible), capital stock, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative, add-on minimum, estimated, and other obligations of the same or a similar nature to any of the foregoing, including interest, penalties, and additions to tax related thereto.

            (ii)   "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements, or information) filed or required to be filed with any federal, state, local or foreign government entity or other authority in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations, or administrative requirements relating to any Taxes.

        2.14    Employee Benefit Plans.

          (a)    Company Employee Plans.    Section 2.14(a) of the Company Disclosure Schedule lists, with respect to Company and each of its Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee of Company or any of its Subsidiaries, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, dividend equivalent right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements, and (v) any employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of Company or any of its Subsidiaries with respect to which Company or any of its Subsidiaries has any material liability (together, the "Company Employee Plans").

          (b)    Company Employee Plan Actions.    (i) There have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Code Section 4975 with respect to any of the Company Employee Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, would have a Material Adverse Effect on Company or any of its Subsidiaries, (ii) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law, (iii) all contributions required to have been made by Company or any of its Subsidiaries to any Company Employee Plan have been timely made, (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or the Surviving Corporation or any of their subsidiaries (other than ordinary administrative expenses typically incurred in a termination event), (v) to the extent applicable, Company and each of its Subsidiaries has complied in all material respects with the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder, (vi) neither Company nor any of its Subsidiaries currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (vii) neither Company nor any of its Subsidiaries is a party to, or has made any contribution to or otherwise incurred any obligation to contribute to, any "multiemployer plan" as defined in Section 3(37) of ERISA, (viii) each of the Company Employee Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations and (ix) there are no pending or, to the knowledge of Company, threatened or anticipated claims involving any of the Company Employee Plans other than claims for benefits in the ordinary course.

          (c)    Plan Documents.    Company has furnished to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, Forms 5500, Internal Revenue Service determination letters and any material employee communications relating thereto).

        2.15    Employees; Employee Matters.

          (a)    Salaries.    Section 2.15(a) of the Company Disclosure Schedule contains a true and complete list of the names and salaries and other compensation arrangements of all current employees, consultants and independent contractors of Company and each of its Subsidiaries. To the knowledge of Company, no executive, key employee or group of employees of Company or any of its Subsidiaries has any plans to terminate employment with Company or refuse employment with the Surviving Corporation.

          (b)    Compliance with Laws.    Company and each of its Subsidiaries is in compliance with all currently applicable laws, rules and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, except for instances of noncompliance that would not have a Material Adverse Effect on Company or any of its Subsidiaries, and is not engaged in any unfair labor practice. Company and each of its Subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or penalty for failure to comply with any of the foregoing.

          (c)    No Violations.    To Company's knowledge, no employees, consultants or independent contractors of Company or any of its Subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, consulting agreement or any restrictive covenant to a third party relating to the right of any such employee, consultant or independent contractor to be employed or engaged by Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

          (d)    Controversies.    There are no material controversies pending or, to the knowledge of Company, threatened between Company or any of its Subsidiaries and any representatives of any of their employees.

          (e)    Organizational Efforts.    To the knowledge of Company, there are no union organizational efforts presently being made involving any of the presently unorganized employees of Company or any of its Subsidiaries.

          (f)    WARN Act.    Neither Company nor any of its Subsidiaries is in violation of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law.

          (g)    Severance.    Except as set forth in Section 2.15(g) of the Company Disclosure Schedule (which sets forth the calculation any amounts payable or any other benefits) and the McGraw Payment, the consummation of the transactions contemplated by this Agreement (including any employee termination at any time subsequent to the Effective Time) will not (i) entitle any current or former employee or other service provider of Company or any of its Subsidiaries to severance benefits or any other payment by Company or any of its Subsidiaries, Parent or the Surviving Corporation, or (ii) accelerate the time of payment or vesting of securities, or increase the amount of compensation due any such employee or service provider (collectively, "Severance Payments").

        2.16    Interested Party Transactions.    Company is not indebted to any director, officer, employee, consultant, agent or affiliate ("Interested Party") of Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses), and, except as set forth on Section 2.16 of the Company Disclosure Schedule, no Interested Party is indebted to Company or any of its Subsidiaries (except for cash advances for ordinary business expenses). Except as set forth on Section 2.16 of the Company Disclosure Schedule, there have been no agreements, transactions or understandings between Company or any of its Subsidiaries and any Interested Party.

        2.17    Bank Accounts.    Section 2.17 of the Company Disclosure Schedule sets forth the names and addresses of all banks, other institutions and state governmental departments at which Company or any of its Subsidiaries has accounts, deposits or the like, the names of all persons authorized to draw on or give instructions with respect to such accounts, and the names of all persons holding powers-of-attorney on behalf of Company or any of its Subsidiaries.

        2.18    Material Contracts.    Section 2.18 of the Company Disclosure Schedule sets forth the material contracts, agreements and arrangements, as amended to date, to which Company or any of its Subsidiaries is a party (collectively, the "Material Contracts"), including, without limitation:

          (a)   any sales, advertising, distribution, co-branding, sponsorship, agency, investor relations or public relations contract;

          (b)   any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than twenty-five thousand dollars ($25,000) per year which cannot be cancelled by Company without penalty;

          (c)   any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

          (d)   any contract for capital expenditures in excess of twenty-five thousand dollars ($25,000) not otherwise disclosed in Section 4.1(h) of the Company Disclosure Schedule;

          (e)   any contract pursuant to which Company or any of its Subsidiaries is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of twenty-five thousand dollars ($25,000) remain outstanding;

          (f)    any employment contract, arrangement or policy (including without limitation any collective bargaining contract or union agreement) and any contract, arrangement or agreement pursuant to which the Company or any of its Subsidiaries could be obligated to indemnify any of their officers, directors, employees, shareholders or affiliates;

          (g)   any Shareholders agreement, voting agreement, registration rights agreement or other agreement to which Company or any of its Subsidiaries or any holder of any securities of Company or any of its Subsidiaries is a party;

          (h)   any contract with any person or entity with whom Company or any of its Subsidiaries does not deal at arm's length within the meaning of the Code;

          (i)    any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

          (j)    any consulting, independent contractor, license, joint venture, collaboration, development or similar agreements; or

          (k)   any lease or sublease agreement for real property (the "Real Property Leases").

        2.19    No Breach of Material Contracts.

          (a)    Material Contracts.    Company or its Subsidiaries, as the case be, are entitled to all material benefits under each, and is not in or alleged to be in material default, breach or violation of any, Material Contract. Each of the Material Contracts is valid, binding and in full force and effect with respect to Company or its Subsidiaries and, to the knowledge of Company, with respect to the other parties thereto, and has not been amended, and there exists no default, breach or violation or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to Company's knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to Parent. Except for the Material Contracts, there are no other material contracts or other arrangements under which real or personal property, goods, equipment or services are provided, leased or rendered by, or are to be provided, leased or rendered to, Company.

          (b)    Real Property Leases.    In addition to the other representations and warranties contained in this Agreement regarding Real Property Leases as included within Material Contracts, with respect to the Real property Leases:

            (i)    there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease,

            (ii)   Company or any of its Subsidiaries has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold,

            (iii)  the knowledge of Company, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and been operated and maintained in accordance with applicable laws, rules and regulations, and

            (iv)  all facilities leased or subleased thereunder are supplied with utilities and all other services necessary for the operation of Company's or each of its Subsidiaries' business as currently conducted and as currently proposed to be conducted and for the operation of said facilities.

        2.20    Brokers.    Except for Credit Suisse First Boston, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company or any of its Subsidiaries.

        2.21    No Business Activity Restriction.    There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Company or any of its Subsidiaries or, to the knowledge of Company, any of their respective employees or officers is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Company or any of its Subsidiaries. Company or any of its Subsidiaries has not entered into any agreement under which Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

        2.22    Environmental Matters.

          (a)    No Violation.    (i) To the knowledge of Company, Company and each of its Subsidiaries has conducted its business in compliance with all applicable Environmental Laws (as defined in Section 2.22(b)), including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of its business as presently conducted, (ii) none of the properties owned or leased by Company or any of its Subsidiaries contain any Hazardous Substance (as defined in Section 2.22(c)) as a result of any activity of Company or any of its Subsidiaries or in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) Company or any of its Subsidiaries has not received any notices, demand letters or requests for information from any federal, state, local or foreign governmental entity or third party indicating that Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its business, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by Company or any of its Subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) to the knowledge of Company, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned or leased by Company or any of its Subsidiaries during the time such properties were owned, leased or operated by Company or any of its Subsidiaries, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or which are in the possession of Company or any of its Subsidiaries, (viii) to the knowledge of Company, there are no underground storage tanks on, in or under any properties owned or leased by Company or any of its Subsidiaries and no underground storage tanks have been closed or removed from any of such properties during the time such properties were owned, leased or operated by Company or any of its Subsidiaries, (ix) to the knowledge of Company, there is no asbestos or asbestos containing material present in any of the properties owned or leased by Company or any of its Subsidiaries, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by Company or any of its Subsidiaries, and (x) none of Company or any of its Subsidiaries, nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

          (b)    Environmental Law.    For purposes of this Agreement, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended. The term Environmental Law includes, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended, or any state counterpart thereof, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries, damages or penalties due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

          (c)    Hazardous Substance.    For purposes of this Agreement, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

        2.23    Company Shareholders' Approval.    The affirmative vote of Shareholders of Company required for approval and adoption of this Agreement and the Merger and to amend the Amended and Restated Articles of Incorporation, as amended, as contemplated by Section 5.13 is (i) a majority of the votes represented by the outstanding shares of Common Stock, (ii) a majority of the votes represented by the outstanding shares of Series A Preferred, (iii) a majority of the votes represented by the outstanding shares of Series A-1 Preferred, (iv) a majority of the votes represented by the outstanding shares of Series B Preferred, (v) a majority of the votes represented by the outstanding shares of Series B-1 Preferred, (vi) a majority of the votes represented by the outstanding shares of Series C Preferred, and (vii) a majority of the votes represented by the outstanding shares of Common Stock and Preferred Stock, on a combined basis. No other vote of the Shareholders of Company is required by law, the Amended and Restated Articles of Incorporation or Bylaws, each as amended, of Company or otherwise in order for Company to consummate the Merger and the transactions contemplated hereby. The Voting Agreements executed and delivered to Parent secure the number of votes of securities of Company necessary to approve and adopt this Agreement and the Merger and to amend the Amended and Restated Articles of Incorporation, as amended, as contemplated by Section 5.14 at the Company Shareholders' Meeting and such Voting Agreements and the irrevocable proxies granted in connection therewith are in full force and effect.

        2.24    No Excess Parachute Payments.    Company or any of its Subsidiaries has no contracts, arrangements or understandings pursuant to which any person may receive any amount or entitlement from Company or any of its Subsidiaries (including cash or property or the vesting of property) that may be characterized as an "excess parachute payment" (as such term is defined in Code Section 280G(b)(1)) as a result of any of the transactions contemplated by this Agreement. No person is entitled to receive any additional payment from Company or any of its Subsidiaries or any other person in the event that the twenty percent (20%) parachute excise tax of Code Section 4999(a) is imposed on such person.

        2.25    Completeness of Company Information.    Company has delivered to Parent, Hensley & Kim, LLC, PriceWaterhouseCoopers LLP, or Banc of America Securities LLC true, correct and complete copies of all documents, items and other information responsive to all written requests of Parent, Hensley & Kim, LLC, PriceWaterhouseCoopers LLP, or Banc of America Securities LLC, as the case may be. The corporate minute books of Company and each of its Subsidiaries provided to such parties contain a true, complete and accurate summary of (i) all meetings of directors and Shareholders of Company or directors or security holders of each of Company's Subsidiaries since inception and (ii) all transactions referred to in such minutes or records.

        2.26    Insurance.    All of Company's and each of its Subsidiaries' liability, theft, health, fire, worker's compensation and other forms of insurance, surety bonds and umbrella policies insuring Company or any of its Subsidiaries and their respective directors, officers, employees, independent contractors, properties, assets and business (the "Policies") are valid and in full force and effect without any premium past due or pending notice of cancellation. There are no claims, singly or in the aggregate, under the Policies in excess of $25,000, which, in any event, are not in excess of the limitations of coverage set forth in the Policies. The Policies are "occurrence" policies and no Policy is a "claims made" policy except as set forth on Section 2.26 of Company Disclosure Schedule. Without having made any investigation with respect thereto, Company has no knowledge of any fact indicating that the Polices will not continue to be available to the Surviving Corporation upon substantially similar terms subsequent to the Effective Time. No consent to the transactions contemplated by this Agreement by any of the insurers under the Policies is required for such continued availability. The provision and/or reserves in the most recent Financial Statements are in accordance with GAAP and consistent with past practices for any and all self insurance programs maintained by Company or any of its Subsidiaries. Section 2.26 of the Company Disclosure Schedule sets forth a list of the Policies and self insurance programs maintained by Company and each of its Subsidiaries and a description of the general terms and coverages thereof.

        2.27    Guaranties.    Company or any of its Subsidiaries is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other person.

        2.28    Anti-Takeover Matters.    No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to Company or any of its Subsidiaries or (by reason of Company's participation therein) the Merger or the other transactions contemplated by this Agreement.

        2.29    Warranty.    Each product manufactured, sold (whether directly or indirectly, including through any reseller, channel partner or distributor), leased, or delivered by Company or any of its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and Company or any of its Subsidiaries has no Liability for replacement or repair thereof or other damages in connection therewith other than in the Ordinary Course of Business. No commercially released Product manufactured, sold (whether directly or indirectly, including through any reseller, channel partner or distributor), leased, or delivered by Company or any of its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 2.30 of the Company Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Company and each of its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

        2.30    Product Liability.    To the knowledge of Company, neither Company nor any of its Subsidiaries has any liability arising out of any injury to individuals or property or damages to business operations as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Company or any of its Subsidiaries.

        2.31    Inventory.    Except as set forth on Section 2.31 of the Company Disclosure Schedule (setting forth the quantity and type of inventory and the dollar value thereof and any unpaid amounts with respect thereto), Company or any of its Subsidiaries or their suppliers or manufacturers do not have any inventory of products, products in production or any raw materials or components and Company or any of its Subsidiaries owes no amounts in connection therewith. Except as set forth on Section 2.31 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries are parties to any contract or arrangement with any of Company's resellers, distributors or channel partners under which Company or any of its Subsidiaries is or may become obligated to purchase, repurchase or take back or refund any amounts in connection therewith.

        2.32    Working Capital.    Company and each of its Subsidiaries has sufficient working capital, or access thereto under pre-existing loan agreements, to carry on its respective business in the Ordinary Course of Business through September 28, 2003.

        2.33    Accounts Receivable.    Section 2.32 of the Company Disclosure Schedule sets forth a list of all accounts receivable of Company and each of its Subsidiaries (the "Accounts Receivable"), including the name of the debtor, the date each Account Receivable was incurred and the amount of each Account Receivable. The Accounts Receivable are valid receivables subject to no setoffs or counterclaims and are current and collectible subject to applicable reserves set forth in Section 2.32 of the Company Disclosure Schedule.

        2.34    Relationship with Suppliers, Customers, Manufacturers, Resellers and Distributors.    Company and each of its Subsidiaries has good relationships with its suppliers, customers, manufacturers, resellers and distributors and such relationships are not subject to any disputes, disagreements or proceedings. Company and each of its Subsidiaries has no reason to believe that any supplier, customer, manufacturer, reseller or distributor intends to discontinue or otherwise modify its existing relationship with Company or any of its Subsidiaries, whether due to the transactions contemplated by this Agreement or otherwise.

        2.35    Fairness Opinion.    Company has received the written fairness opinion of Credit Suisse First Boston, LLC, financial advisor to Company, with respect to the Merger.

        2.36    Representations Complete.    To the knowledge of Company, none of the representations or warranties made by Company herein or in any schedule hereto, including the Company Disclosure Schedule, or certificate or other document furnished by Company or the security holders of Company pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as otherwise set forth in any forms, reports, statements and documents required to be filed by Parent with the Securities and Exchange Commission or for specific references to, and as set forth in the Parent Disclosure Schedule attached hereto and referring by numbered section (and, where applicable, by lettered subsection) of the representations and warranties in this Article III (the "Parent Disclosure Schedule"), provided, that any information disclosed herein under any section number shall be deemed disclosed and incorporated into any other section or schedule where such disclosure would be reasonably apparent, whether or not repeated or cross-referenced under such other section number, Parent and Merger Sub, jointly and severally, represent and warrant to Company that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II) as follows:

        3.1    Organization and Standing.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

        3.2    Authority.    Parent and Merger Sub have all requisite corporate power and authority to execute and deliver the Transaction Agreements, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub, and constitutes the valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and by general principles of equity.

        3.3    No Conflict; Required Filings and Consents.

          (a)    No Conflict.    Except for the filing of the Agreement of Merger and any applicable federal or state securities filings (including, without limitation, the filing of the Form S-8) and except for such conflicts, violations, breaches or defaults which would not have a Material Adverse Effect on Parent, the execution and delivery of this Agreement by Parent and Merger Sub of this Agreement and the other Transaction Agreements to which Parent or Merger Sub is a party, do not, and the performance by Parent and Merger Sub of their obligations hereunder and/or thereunder, as the case may be, and the consummation of the Merger will not, (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws, each as amended, of Parent or Merger Sub, (ii) conflict with or violate any law applicable to Parent or Merger Sub, or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

          (b)    Governmental Filings.    Assuming the accuracy of the representations and warranties of Company set forth in Article II, except for the filing of the Agreement of Merger and any applicable federal or state securities filings (including, without limitation, the filing of the Form S-8) and except for such consents, approvals or authorizations, permits or filings which, if not obtained or made, would not have a Material Adverse Effect on Parent, the execution and delivery of this Agreement by Parent and Merger Sub do not and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent with or notification by Parent to, any Governmental Entity.

        3.4    Brokers.    Other than fees, commissions, reimbursements of costs and expenses and other payments due to Banc of America Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1    Conduct of Business of Company.    During the period from and including the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Company agrees (except as consented to in writing by Parent or as contemplated by this Agreement) to carry on its business, and to cause each of its Subsidiaries to carry on its business, in the Ordinary Course of Business. Company further agrees, and shall cause each of its Subsidiaries, to pay its debts and Taxes when due, to pay or perform its other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, consultants and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Company agrees to promptly notify Parent of any event or occurrence not in the Ordinary Course of Business or which could reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries. By way of amplification and not limitation, Company shall not, and shall cause each of its Subsidiaries to not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

          (a)   cause or permit any amendments to (i) in the case of Company, its Amended and Restated Articles of Incorporation or Bylaws, each as amended (except as contemplated by Sections 5.14 and 6.3(p) hereof), or (ii) in the case of any of Company's Subsidiaries, its respective charter documents;

          (b)   declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of securities or capital stock of Company or any of its Subsidiaries, or split, combine or reclassify any securities or capital stock of Company or any of its Subsidiaries or issue or authorize the issuance of any other securities of Company or any of its Subsidiaries in respect of, in lieu of or in substitution for shares of capital stock or any securities of Company or any of its Subsidiaries, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities of Company or any of its Subsidiaries, except (i) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service or (ii) shares of unvested Common Stock repurchased by Company at cost;

          (c)   enter into any material contract or commitment other than the Indemnification Agreements (as defined in Section 5.12), or violate, amend or otherwise modify or waive any of the terms of any of the Material Contracts other than the termination of the Loan Agreements (as defined in Section 6.3(o)); provided, further, that Company or any of its Subsidiaries will not enter into or become a party to any agreement, contract, arrangement, understanding or obligation regarding the Intellectual Property Rights of Company or any of its Subsidiaries, including, without limitation, any original equipment manufacturing agreements, distribution agreements, reseller agreements, end-user agreements, research or development agreements or evaluation agreements other than (i) possible commercial arrangements currently under discussion as described and with the parties named on Schedule 4.1(c) and (ii) Company's standard form commercial agreements entered into in the Ordinary Course of Business as set forth on Schedule 2.12(g);

          (d)   issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of capital stock or securities of Company or its Subsidiaries, or securities exchangeable for or convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares of capital stock or securities or other convertible or exchangeable securities, other than the issuance of shares of capital stock or securities pursuant to the exercise of stock options, warrants or other rights or the conversion of Preferred Stock outstanding as of the date of this Agreement;

          (e)   transfer or grant to any person or entity any rights to or in Intellectual Property Rights of Company or any of its Subsidiaries, or purchase or enter into a license with respect to any Intellectual Property Rights other than Company standard form commercial agreements entered into in the Ordinary Course of Business as set forth on Schedule 2.12(g);

          (f)    sell, lease, license or otherwise dispose of or encumber any of Company's or any of its Subsidiaries' properties or assets except for Products or in the Ordinary Course of Business;

          (g)   subject to Section 5.13 hereof, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others (other than borrowings under the Note Agreement dated as of August 1, 2003 between Company and certain of its existing investors); provided, however, that on or before September 28, 2003, Company may receive loans from, incur indebtedness to or sell debt securities to, its existing investors or to other third parties that are in the business of entering into such financings and are not competitors or anticipated competitors of Company or Parent and its subsidiaries (the "Bridge Financings");

          (h)   except as set forth on Schedule 4.1(h), pay, discharge or satisfy, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements or incurred in the Ordinary Course of Business and reasonable expenses incurred in connection with the transactions contemplated by this Agreement, subject to Section 9.1;

          (i)    make any capital expenditures, capital additions or capital improvements except as set forth on Schedule 4.1(i);

          (j)    modify, amend, change, terminate or waive any right of substantial value other than the termination of the Loan Agreements;

          (k)   except as expressly contemplated by this Agreement, adopt or amend any employee benefit or stock purchase or option plan, or hire any new director, officer, consultant or employee, pay any special bonus or special remuneration to any officer, employee, consultant or director or increase the salaries, wage rates, bonus or compensation of any director, officer, employee or consultant;

          (l)    except as expressly set forth in the Company Disclosure Schedule, grant any severance or termination pay or accelerated vesting to any director, officer, consultant, employee or service provider;

          (m)  hire or terminate any employee or consultant;

          (n)   commence a lawsuit or settle any outstanding lawsuit, claim, proceeding or dispute;

          (o)   acquire or agree to acquire by merging or consolidating with, purchasing equity interests, or purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or entity or division thereof, or otherwise acquire or agree to acquire any assets;

          (p)   make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (q)   take any other action outside the Ordinary Course of Business; or

          (r)   take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (p), or any action which would make any of Company's representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent Company from performing or cause it not to perform its covenants hereunder in any material respect.

        4.2    Exclusivity.

          (a)    Competing Proposal; Superior Offer.    Except for the transactions contemplated by this Agreement, until the earlier of the Effective Time or the date of termination of this Agreement in accordance with its terms, Company shall not take (and since July 30, 2003, inclusive, Company or any of its Subsidiaries has not taken), nor shall Company authorize, cause or encourage, directly or indirectly, any of its Subsidiaries or any of Company's or its Subsidiaries' directors, officers, agents, employees, consultants, affiliates, shareholders, attorneys, accountants, financial advisers or other representatives (collectively, "Representatives") to, directly or indirectly: (i) solicit, encourage, initiate, engage, entertain, review, respond to, continue or participate in any negotiations or discussions with respect to an offer or proposal (whether formal or informal, oral, written, or otherwise) to acquire all or any part of Company's or any of its Subsidiaries' stock or assets, whether by purchase of stock or assets, license, joint venture, merger, consolidation, reorganization or other form of business combination, or otherwise (a "Competing Proposal"), (ii) disclose any heretofore nonpublic information or Intellectual Property Rights of Company or any of its Subsidiaries, or afford access to the properties, books or records of Company or any of its Subsidiaries, to any person or entity concerning Company or any of its Subsidiaries for the purposes of considering or formulating a Competing Proposal, (iii) assist, cooperate with, facilitate or encourage any person or entity to make a Competing Proposal, (iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving a Competing Proposal, or (v) authorize or permit any of Company's or any of its Subsidiaries' Representatives to take any action within the scope of the immediately preceding clauses (i) through (iv). If Company or any of its Subsidiaries or their respective Representatives become aware of a Competing Proposal or if any request for nonpublic information or Intellectual Property Rights relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries is made by any person or entity that has made a Competing Proposal or has advised Company or any of its Subsidiaries or their respective Representatives that it may be considering making a Competing Proposal, Company or any of its Subsidiaries or their respective Representatives shall within twenty four (24) hours notify Parent of the material details of such Competing Proposal or request (including the identity of the person or entity making such Competing Proposal or request (unless such information is confidential pursuant to the terms of an agreement entered into prior to July 30, 2003), the terms thereof and the information requested thereby) and shall within twenty four (24) hours provide Parent with a written summary of all of the terms of any Competing Proposal or request that is made in writing and copies of all correspondence relating thereto (unless such information is confidential pursuant to the terms of an agreement entered into prior to July 30, 2003). Thereafter Company shall keep Parent fully apprised on a current basis of the status of any such Competing Proposal and of any modifications to the terms thereof. Company and each of its Subsidiaries and their respective Representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties other than Parent conducted heretofore with respect to any Competing Proposal. Nothing in this Agreement shall prevent the Board of Directors of Company from notifying Company's shareholders regarding, and providing the material terms of, a Competing Proposal.

          (b)    Remedy.    Company (i) acknowledges that a breach of any of its covenants contained in this Section 4.2 will result in irreparable harm to Parent which will not be compensable in money damages, and (ii) agrees that such covenants shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the parties for a breach of such covenants.

        4.3    Notices of Certain Events.    Each of Parent and Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent, Merger Sub or Company or any of its Subsidiaries, or that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Material Contract; and (v) any change that would have a Material Adverse Effect on Parent or a Material Adverse Effect on Company or any of its Subsidiaries, or delay or impede the ability of Parent, Merger Sub, Company or the security holders of Company to perform their respective obligations pursuant to the Transaction Agreements and to effect the consummation of the Merger.

ARTICLE V

ADDITIONAL AGREEMENTS

        5.1    Access to Information.

          (a)    Access.    Company shall, and shall cause each of its Subsidiaries to, afford Parent, Merger Sub and their Representatives full access during normal business hours, on reasonable advance notice, during the period prior to the earlier of the Effective Time or the date of termination of this Agreement in accordance with its terms, to (i) all of Company's and each of its Subsidiaries' premises, properties, personnel, books, contracts, documents, commitments and records (including tax records), and (ii) all other information concerning the business, prospects, operations, properties, assets, taxes, condition (financial or other), results of operations and personnel of Company and each of its Subsidiaries as Parent or Merger Sub may reasonably request. Company agrees to provide to Parent or Merger Sub and their Representatives copies of internal financial statements promptly upon request.

          (b)    Representations and Warranties.    No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          (c)    Review of Company Tax Filings.

            (i)    All income Tax Returns of Company and each of its Subsidiaries for the year ended December 31, 2002 that are filed on or before the Closing Date shall be prepared in a manner consistent with Company's or each of its Subsidiaries' past Tax accounting practices, as applicable.

            (ii)   A draft of each income Tax Return or any amendment thereto that is filed by Company or any of its Subsidiaries after the date hereof and prior to the Closing Date shall be delivered to Parent no later than thirty (30) days prior to the time such Tax Return or amendment is to be filed. Parent may request in writing changes to be made to any such draft returns or amendment no later than fifteen (15) days after receipt of such Tax Return or amendment. Company shall, and shall cause each of its Subsidiaries to, consider such request and prepare a final Tax Return or amendment considering, in Company's reasonable discretion, Parent's requests.

        5.2    Confidentiality.

          (a)    Confidential Information.    Prior to the Effective Time, each of the parties shall, and shall cause their respective Representatives to, treat and hold as such all of the Confidential Information (as defined below) and refrain from using any of the Confidential Information except in connection with this Agreement. In the event that any party or their respective Representatives are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that party will notify the party providing such Confidential Information (the "Providing Party") promptly of the request or requirement so that the Providing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 5.2(a). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the parties or their respective Representatives are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that such person may disclose the Confidential Information to the tribunal; provided, however, that the disclosing party shall, and shall cause its Representatives to, use its commercially reasonable best efforts to obtain, at the request and expense of the Providing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Providing Party shall designate. For purposes of this Agreement, "Confidential Information" means any information concerning the business and affairs of Parent or any of its subsidiaries or Company or any of its Subsidiaries that is not already generally available to the public. Notwithstanding anything herein to the contrary and except as reasonably necessary to comply with any applicable federal and state securities laws, the receiving party or its Representatives may disclose to any and all persons, without limitation of any kind, the U.S. federal and state tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the receiving party relating to such U.S. federal or state tax treatment and tax structure. For this purpose, "tax structure" is any fact that may be relevant to understanding the U.S. federal or state tax treatment of the transaction. However, the foregoing shall not be construed to permit disclosure by the receiving party or its Representatives of any information of a technical nature concerning research and development and engineering activity disclosed by the disclosing party, including without limitation, software or firmware code, semiconductor or printed circuit board layout diagrams, product designs or specifications, manufacturing know-how, and patent applications. Notwithstanding the foregoing, each of Credit Suisse First Boston LLC, financial advisor to Company, and Banc of America Securities LLC, financial advisor to Parent, may retain copies of any Confidential Information (as well as any copies, extracts or other reproductions in whole or in part thereof, or other material developed by it relating to the Confidential Information, including any and all e-mails and any attachments contained in such e-mails and electronic files) for its files, subject to the confidentiality obligations set forth herein, which must be retained pursuant to legal, regulatory or policy requirements.

          (b)    Termination.    In the event that this Agreement is terminated in accordance with its terms, each party shall, and shall cause their respective Representatives to, promptly redeliver to the other all written Confidential Information and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Parent or any of its subsidiaries or Company or any of its Subsidiaries based on the information in such material shall be destroyed (and Parent, Merger Sub and Company shall use their respective reasonable best efforts to cause their Representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

        5.3    Public Disclosure.    Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any release or otherwise making any public statement or making any other public (or non-confidential) announcement or disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld); provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure).

        5.4    Reasonable Efforts and Further Assurances.

          (a)    Further Assurances.    Each of the parties to this Agreement shall use its commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement; provided, however, that Parent shall not be obligated to consent to or accept any divestiture or operational limitation in connection with the Merger or to make any payment or commercial concession to any third party as a condition to obtaining any required consent or approval of any third party. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

          (b)    Reasonable Efforts.    Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable pursuant to all agreements, contracts, indentures, Policies or other instruments to which the parties hereto are a party, or under any applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable best efforts to (i) obtain all necessary or appropriate waivers, consents and approvals from lenders, landlords, security holders, insurers or other parties whose waiver, consent or approval is required to consummate the Merger; provided, however, that Company shall, and shall cause each of its Subsidiaries to, not enter into any consent agreement that alters the terms of the such related agreement or will cause Company to have any obligations other than those set forth in the such related agreement, without the prior written consent of Parent, (ii) effect all necessary registrations, filings and submissions, including, without limitation, the Form S-8, and (iii) lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the Shareholders of Company.

          (c)    Employees.    Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable best efforts to cause the Selected Employees (as defined herein) to execute and deliver to Parent any agreements or instruments Parent deems reasonably necessary and desirable, including, without limitation, non-solicitation, consulting, employment and confidentiality agreements and proprietary information assignments.

          (d)    Patent Filings.    Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable best efforts to (i) prosecute all pending patent applications, (ii) file patent applications for (x) the invention disclosures identified in Section 2.12 of the Company Disclosure Schedule, and (y) any inventions or additional Intellectual Property Rights discovered or developed by Company or any of its Subsidiaries or acquired by Company or any of its Subsidiaries, and (iii) have the inventors listed on any patent application and any other desirable party execute and deliver to Company an irrevocable assignment transferring and assigning to Company all ownership, right, title and interest in the Intellectual Property Right that is the subject matter of any such patent application. In no event shall Company or any of its Subsidiaries submit any documents to, or take any action before, the United States Patent and Trademark Office without first receiving Parent's prior written approval, which approval shall not be unreasonably withheld.

        5.5    Notification of Certain Matters.    Each of Company, Parent and Merger Sub agrees to give prompt notice to each other of, and to use their respective commercially reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of the representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        5.6    Company Disclosure Schedule.    Company and each of its Subsidiaries has made available to Parent a reasonable time prior to the Closing Date, copies of all items set forth on the Company Disclosure Schedule and any and all other consents, documents or agreements to be delivered hereunder which have not previously been delivered to Parent, which such other consents, documents or agreements shall be in form and substance reasonably satisfactory to Parent.

        5.7    Litigation Support.    In the event any litigation is commenced by any person or entity against Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement (other than a Dissenting Shareholder in connection with an action with respect to Dissenting Shares, which shall be governed by Section 1.7 hereof), Parent shall have the right, at its own expense, to participate therein, and Company or any of its Subsidiaries will not settle any such litigation without the consent of Parent, which consent shall not be unreasonably withheld. In the event and for so long as Parent or Merger Sub actively is contesting or defending against any action, suit, proceeding, arbitration, hearing, investigation, charge, complaint, claim or demand (other than by security holders of Company) in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing involving Company or any of its Subsidiaries, Company will cooperate with Parent and its counsel in the contest or defense, use reasonable efforts to make available the personnel of Company and its Subsidiaries and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Parent (unless Parent is entitled to indemnification therefor under Article VIII).

        5.8    Transition.    Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, licensees, customers, suppliers, consultants, employees, insurers and other business associates of Company and each of its Subsidiaries. Company shall, and shall cause each of its Subsidiaries to, and shall use commercially reasonable best efforts to cause its security holders to, not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, licensee, customer, supplier, consultant, employee, insurer or other business associate of Company or any of its Subsidiaries from maintaining the same business relationships with the Surviving Corporation after the Closing as it maintained with Company and any of its Subsidiaries prior to the Closing.

        5.9    Shareholders Meeting.    Company shall take all actions necessary in accordance with the California Law to (a) duly call a special meeting of its Shareholders to be held as soon as practicable after the date of this Agreement for the purpose of considering and voting upon this Agreement and the Merger and approving the amendment to Company's Amended and Restated Articles of Incorporation, as amended, as contemplated by Section 5.14 below in accordance with the California Law (the "Company Shareholders' Meeting") or (b) obtain as promptly as practicable by written consent of its Shareholders the approval of such matters. At the Company Shareholders' Meeting or included in the written consent of the Company Shareholders, the Company Shareholders shall approve and appoint a Shareholder Representative (as defined in the Escrow Agreement) with full power and authority to represent and take binding actions on behalf of the Company Shareholders and their successors and assigns with respect to all matters arising under the Escrow Agreement, including, without limitation, the negotiation and settlement of any disputes under the Escrow Agreement. From the date hereof until termination of this Agreement, Company agrees to provide notice to Parent and Merger Sub of any meetings of the Shareholders of Company and any action by consent of the Shareholders of Company to take any of the actions set forth in Section 1.1 of the Voting Agreements as if Parent and Merger Sub were Shareholders of Company entitled to vote or consent to such matters under California Law.

        Company shall use its best efforts to solicit from its Shareholders proxies or written consents (as applicable) in favor of the Agreement and the Merger and to amend the Amended and Restated Articles of Incorporation and obtain a sufficient vote in favor of such matters at the Company Shareholders' Meeting (or any postponement or adjournment thereof) or in connection with the solicitation of such written consent (as applicable). Company's obligation to solicit such written consents or to call or hold such meeting shall not be dependent upon the recommendation of Company's Board of Directors and the Shareholders shall have the opportunity to consider and respond to the transactions contemplated by this Agreement by written consent or meeting. Parent shall take such action with respect to Merger Sub, and cause Merger Sub to take such action, as may be required to consummate the Merger, including without limitation, voting all shares of Merger Sub in favor of the Merger.

        5.10    Information Statement.    Company shall mail an information statement (the "Information Statement") and either (a) notice of the Company Shareholders' Meeting (the "Notice") or (b) a proposed written consent (the "Consent") to the Shareholders of Company as soon as practicable after the date of this Agreement. The timing and content of the Notice or Consent (as applicable) shall comply with California Law and applicable federal and state securities laws. The Information Statement shall disclose all material information necessary for the Shareholders to make an informed decision regarding their vote with respect to this Agreement and the Merger, and such information shall not, on the date it is first mailed to Shareholders of Company and at the time of the Company Shareholders' Meeting, contain any statement which, in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting which has become false or misleading. The Information Statement shall include the recommendation of the Board of Directors of Company in favor of this Agreement and the Merger and such recommendation shall not be withdrawn or modified in a manner adverse to Parent.

        5.11    Employees.

          (a)   The Employees so determined by Parent in its sole discretion (the "Selected Employees") shall be offered at-will employment by Parent with the Surviving Corporation pursuant to an offer letter substantially in the form of Exhibit G attached hereto, to be effective as of the Closing Date and subject to such employee's execution and delivery to Parent of McDATA's employee agreement (Selected Employees delivering a McDATA employee agreement are referred to herein as the "Continuing Employees"). Such offers of employment will provide for compensation and other benefits from Parent as may be determined by Parent in its sole discretion. This Section 5.11 shall not be deemed to limit the Parent's or the Surviving Corporation's right to terminate any Continuing Employees at any time.

          (b)   On or as soon as practicable after the Closing Date, Continuing Employees shall be eligible to receive benefits maintained for similarly situated employees of Parent, consistent with Parent's applicable human resources policies. Parent may, at its discretion, elect to retain some or all of the Company's existing welfare benefit plans indefinitely in lieu of causing the Employees to be eligible to participate in the equivalent Parent benefit plan. Parent will or will cause the Surviving Corporation or appropriate subsidiary of Parent to give Continuing Employees full credit under any paid time off or service award policies for prior service at the Company, as defined and recognized under Parent's benefit plans and consistent with applicable human resources policies, for purposes of eligibility and determination of the level of benefits under Parent's vacation, time off and service award programs or policies for prior service at the Company; provided that such credit does not result in a duplication of benefits. Parent agrees to cause each of the welfare plans of the Surviving Corporation or appropriate subsidiary of Parent that provides coverage to a Continuing Employee to (a) waive any preexisting conditions, waiting periods and actively at work requirements under such plans (except to the extent that such conditions, waiting periods and requirements exist under Company's existing benefit plans), and (b) cause such plans to honor any expenses incurred by such employees and their beneficiaries under similar Company Employee Plans during the portion of the calendar year prior to the Closing Date for purposes of satisfying applicable deductibles.

        5.12    Indemnification.    Company and the Surviving Corporation agree and Parent shall cause the Surviving Corporation (and any survivor to the Surviving Corporation if it shall no longer exist) to agree that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of Company (the "Company Indemnified Parties") as provided in its articles of incorporation or bylaws as in effect on the date of this Agreement shall continue in full force and effect for a period of six (6) years from and after the Closing Date, assuming the consummation of the Merger and Parent shall guarantee the obligations of Surviving Corporation (and any survivor to the Surviving Corporation if it shall no longer exist) to the Company Indemnified Parties under this Section 5.12; provided, however, that, in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue to disposition of any and all such claims. Any determination required to be made with respect to whether the Company Indemnified Party's conduct complies with the standards set forth in the articles of incorporation or bylaws of the Surviving Corporation or otherwise shall be made by independent counsel selected by the Company Indemnified Parties, which counsel shall be reasonably satisfactory to the Parent (whose fees and expenses shall be paid by the Surviving Corporation), which such determination shall be final and binding on the parties thereto. Company shall be entitled, prior to the Closing Date, to extend Company's currently existing Directors' and Officers' and fiduciaries' insurance policy by a period of not more than five years following the Closing Date, such cost not to exceed

$75,000. The Company may enter into indemnification agreements with each of its directors and officers, in form and substance acceptable to Parent (the "Indemnification Agreements"), which agreements and obligations shall be assumed by Parent as of the Closing.

        5.13    Financing.    Parent agrees that if the Closing shall not have occurred, subsequent to September 28, 2003, upon Company's request Parent shall provide financing to Company necessary for Company and each of its Subsidiaries to conduct its Ordinary Course of Business through the earliest to occur of (a) the Closing or (b) the termination of this Agreement pursuant to Section 7.1; provided, however, that such financing shall (x) not exceed $3,000,000 in the aggregate; (y) be made on terms and conditions customary for similar types of transactions, including, without limitation, provision for an interest rate of five percent (5%) per annum, collateralization in the form of a security interest which is second to all existing security interests set forth in Section 2.2(a) of the Company Disclosure Schedule, and no personal guarantee; and (z) if this Agreement is terminated pursuant to Section 7.1, Parent shall be repaid upon the earlier to occur of (i) a mutually-agreed upon period subsequent to such termination, such period not to exceed sixty (60) days, or (ii) a Bridge Financing or any other type of financing, including an equity financing, of Company. Notwithstanding the foregoing or the provisions of Section 4.1(g) hereof, subsequent to September 28, 2003 Company may, at the discretion of its Board of Directors, enter into a Bridge Financing with the aggregate amount of payments required in connection with or under such Bridge Financing to be deemed "Bridge Payments" resulting in a reduction of the Merger Consideration.

        5.14    Amendment to Company's Amended and Restated Articles of Incorporation.    Prior to the Effective Time, Company shall amend, to the reasonable satisfaction of Parent, its Amended and Restated Articles of Incorporation, as amended, as necessary to ensure that the amounts due to the holders of the Common Stock and Preferred Stock in connection with the consummation of the Merger are as set forth in Section 1.6 hereof.

        5.15    Resignation of Directors and Officers.    Company will use commercially reasonable best efforts to provide that the directors and officers of Company and each of its Subsidiaries in office immediately prior to the Effective Time shall execute resignations as directors and officers, as applicable, of Company.

        5.16    Bridge Payments; McGraw Payment; Excess Transaction Fees.    At the Effective Time, Parent shall remit to the Company for payment to the appropriate parties, the amount of (i) the Bridge Payments to be paid to the investors in the Bridge Financings (the "Bridge Investors") in accordance with Section 1.1(b) of the promissory notes issued to the Bridge Investors; (ii) the McGraw Payment and (iii) all transaction fees, costs and expenses incurred on behalf of Company in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees, costs and expenses of attorneys, accountants, consultants, investment bankers, brokers and finders.

        5.17    Loan Agreements.    Company (i) shall make all payments under the Loan and Security Agreement dated as of August 31, 1999 by and between Venture Lending & Leasing II, Inc. and Company and the Loan and Security Agreement dated as of November 21, 2001 by and between Venture Lending & Leasing III, Inc. and Company, each as amended to date, pursuant to the amortization schedule provided to Parent and attached hereto as Schedule 5.17 and (ii) shall not borrow any additional amounts under either credit line.

ARTICLE VI

CONDITIONS TO THE MERGER

        6.1    Conditions to Obligations of Each Party to Consummate the Merger.    The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall be in effect which (i) prevents the consummation of the transactions contemplated by this Agreement, (ii) causes any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affects adversely the right of Parent to own the capital stock of the Surviving Corporation and to control the Surviving Corporation, or (iv) affects adversely the right of the Surviving Corporation to own its assets and to operate its business, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending or threatened; nor shall there be any action taken, or any constitution, law, statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use commercially reasonable best efforts to have such injunction or other order lifted.

          (b)    Governmental Approval.    Other than the filing of the Agreement of Merger, Parent, Merger Sub and Company shall have obtained from each Governmental Entity all approvals, waivers and consents necessary for the consummation of the Merger and the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Act.

          (c)    Escrow Agreement.    Parent, the Shareholder Representative and the Escrow Agent shall have executed and delivered an Escrow Agreement substantially in the form attached hereto as Exhibit E (the "Escrow Agreement"), and the Escrow Agreement shall be in full force and effect.

          (d)    Shareholder Approval.    This Agreement and the Merger shall have been approved by the requisite vote of the Shareholders of Company as required by the California Law at the Company Shareholders' Meeting or by written consent.

        6.2    Additional Conditions to Obligations of Company.    The obligation of Company to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

          (a)    Representations, Warranties and Covenants.    (i) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct on and as of the date made and the Effective Time as though such representations and warranties were made on and as of such time (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date) except for any failures to be true and correct that individually or in the aggregate do not have a Material Adverse Effect on Parent; and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them prior to the Effective Time, and Company shall have received a certificate of an officer of each of Parent and Merger Sub, in form and substance reasonably satisfactory to Company, to that effect.

          (b)    Certificates and Resolutions.    As of the Effective Time, Company shall have received from Parent and Merger Sub (i) a certificate of existence and good standing from the state of incorporation as to the corporate status of each of Parent and Merger Sub, and (ii) a true and complete copy of the resolutions of the board of directors, certified by an officer of Parent and of Merger Sub, respectively, adopted on behalf of each of Parent and Merger Sub, respectively, authorizing the execution, delivery and performance of this Agreement and all transactions contemplated hereby.

          (c)    Consents.    All required consents and approvals of third parties to material contracts with Parent, Merger Sub or any of Parent's subsidiaries shall have been obtained and be in effect at the Effective Time.

          (d)    Employee Consideration.    Parent shall have granted the Employee Consideration to Employees as set forth in this Agreement.

        6.3    Additional Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Merger Sub:

          (a)    Representations, Warranties and Covenants.    (i) The representations and warranties of Company in this Agreement shall be true and correct on and as of the date made and the Effective Time as though such representations and warranties were made on and as of such time (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date) except for any failures to be true and correct that individually or in the aggregate do not have a Material Adverse Effect on Company; without giving effect to any supplement or amendment to the Company Disclosure Schedule; and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Effective Time, and Parent and Merger Sub shall have received a certificate of an officer of Company, in a form reasonably satisfactory to Parent and Merger Sub, to that effect.

          (b)    Certificates and Resolutions.    As of the Effective Time, Parent and Merger Sub shall have received from Company (i) a certificate of existence and good standing from the state of incorporation as to the status of Company, (ii) a true and complete copy of the resolutions of the board of directors, certified by an officer of Company, adopted on behalf of Company, authorizing the execution, delivery and performance of this Agreement and all transactions contemplated hereby, and (iii) results of the vote of the Shareholders of Company approving this Agreement and the Merger, certified by an officer of Company.

          (c)    No Material Adverse Effect.    There shall not have occurred any event or condition that has had a Material Adverse Effect on Company.

          (d)    Opinion of Counsel.    Parent shall have received legal opinions, dated as of the Effective Time, from Pillsbury Winthrop LLP, counsel to Company, substantially in the form attached hereto as Exhibit F.

          (e)    Employee Agreements and Employees.

            (i)    The Continuing Employees shall have executed and delivered to Parent McDATA's employee agreement.

            (ii)   All of the individuals named on Schedule 6.3(e)(ii) and at least ninety percent (90%) of the Selected Employees shall not have voluntarily terminated their employment with Company or its Subsidiaries or indicated an intent to do so or to not accept employment with the Surviving Corporation.

            (iii)  All Continuing Employees shall have terminated any and all rights they may have to Severance Payments from Company or any of its Subsidiaries or their successors, now or in the future, in a writing executed and delivered to Parent.

          (f)    Consents.    All required consents and approvals of third parties to the contracts set forth on Schedule 6.3(f) shall have been obtained and be in effect at the Effective Time.

          (g)    Company Securities.    No securities of Company shall be outstanding other than the Common Stock, the Preferred Stock, the Warrants and the Options set forth in Section 2.2 of the Company Disclosure Schedule and the notes in connection with the Bridge Loans; Company shall be under no obligation to pay any dividends on, or issue any of, its securities; and there shall be no right to receive any Merger Consideration other than by the exchange of shares of Preferred Stock and Common Stock as provided in Section 1.8.

          (h)    Litigation.    No litigation shall have been commenced or threatened involving Company or any of its Subsidiaries, Parent or Merger Sub in connection with the Merger, this Agreement or the transactions contemplated hereby and which is reasonably likely in the reasonable opinion of legal counsel to Parent, to have a Material Adverse Effect on Company.

          (i)    Warrants.    Company shall have arranged for cancellation of all Warrants.

          (j)    Preferred Shareholder Vote.    The holders of two thirds of the outstanding shares of Preferred Stock shall have voted to approve this Agreement and the Merger at the Company Shareholders' Meeting or by written Consent.

          (k)    Amendment to Company's Amended and Restated Articles of Incorporation.    Company shall have amended, to the reasonable satisfaction of Parent, its Amended and Restated Articles of Incorporation, as amended, as necessary to ensure that the amounts due to the holders of the Preferred Stock in connection with the consummation of the Merger are as set forth in Section 1.6 hereof.

          (l)    1999 Stock Option Plan.    Company shall have taken all actions required for all Options to terminate by the operation of board action causing them to become exercisable for zero shares of capital stock at the Effective Time and for the Company Plan to terminate at the Effective Time.

          (m)    McGraw Payment.    Company shall have delivered to Parent a receipt executed by John McGraw indicating that the McGraw Payment has been paid in full.

          (n)    Other Actions.    All certificates, opinions, instruments and other documents required to evidence the matters described in Sections 6.3(a)-(m) above will be reasonably satisfactory in form and substance to Company.

ARTICLE VII

TERMINATION AND AMENDMENT

        7.1    Termination.    At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company, this Agreement may be terminated:

          (a)   by mutual agreement in writing, duly authorized by each of the Boards of Directors of Parent, Merger Sub and Company.

          (b)   By Parent by written notice to Company:

            (i)    if Company shall breach any representation, warranty, covenant, obligation, agreement or condition hereunder such that the conditions set forth in Section 6.3(a) would not be satisfied as of the time of such breach; provided, however, that if any such breach is curable by Company prior to the Final Date (as defined in Section 7.1(b)(ii) through the exercise of its commercially reasonable best efforts, then Parent may not terminate this

    Agreement under this Section 7.1(b)(i) prior to the Final Date, provided Company continues to exercise commercially reasonable efforts to cure such breach; provided further that the right to terminate this Agreement by Parent under this Section 7.1(b)(i) shall not be available to Parent where Parent or Merger Sub is at that time in breach of this Agreement;

            (ii)   if the Merger is not completed by October 31, 2003 (the "Final Date") other than on account of delay or a breach of the representations and warranties or a failure to comply with a covenant or agreement contained in this Agreement on the part of Parent or Merger Sub or a failure to satisfy the conditions set forth in Sections 6.1 or 6.2 on the part of Parent or Merger Sub;

            (iii)  if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Parent or Merger Sub or any of their affiliates;

            (iv)  if, as the case may be, (i) at the Company Shareholder's Meeting (including any adjournment or postponement thereof) the requisite vote of the Shareholders of Company in favor of this Agreement and the Merger shall not have been obtained, or (ii) the requisite written consents of the Shareholders of Company in favor of this Agreement and the Merger shall not have been obtained on or prior to the date called for by such written consent or the accompanying transmittal documents;

            (v)   if the Company's Board of Directors shall have withdrawn or modified, in a manner adverse to Parent, its recommendation of this Agreement or the Merger; or

            (vi)  if the Company's Board of Directors shall have recommended or otherwise endorsed a Competing Proposal to the Shareholders of Company.

          (c)   By Company by written notice to Parent:

            (i)    if Parent or Merger Sub shall breach any representation, warranty, covenant, obligation, agreement or condition hereunder such that the conditions set forth in Section 6.2(a) would not be satisfied as of the time of such breach; provided, however, that if any such breach is curable by Parent or Merger Sub prior to the Final Date through the exercise of its commercially reasonable best efforts, then Company may not terminate this Agreement under this Section 7.1(c)(i) prior to the Final Date, provided Parent or Merger Sub continues to exercise commercially reasonable efforts to cure such breach, provided further that the right to terminate this Agreement by Company under this Section 7.1(c)(i) shall not be available to Company where Company is at that time in breach of this Agreement;

            (ii)   if the Merger is not completed by the Final Date, other than on account of delay or a breach of the representations and warranties or a failure to comply with a covenant or agreement contained in this Agreement on the part of Company or a failure to satisfy the conditions set forth in Sections 6.1 or 6.3 on the part of Company; and

            (iii)  if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Company or any of its affiliates.

          (d)   Any termination of this Agreement pursuant to this Section 7.1 shall be effective immediately upon delivery of written notice of termination by the terminating party to the other parties hereto.

        7.2    Effect of Termination.

          (a)   In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, or Company or their respective officers, directors, shareholders or affiliates; provided that the provisions of Section 5.2 (Confidentiality), Article VIII (Indemnification), Section 9.1 (Expenses), Article IX (General Provisions) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement. Nothing in this Section 7.2 shall relieve any party from liability for any breach of this Agreement. The rights and remedies available to each party are expressly intended to be cumulative and may be exercised singly or concurrently at such party's sole discretion.

ARTICLE VIII

REMEDIES, ESCROW AND INDEMNIFICATION

        8.1    Survival of Representations and Warranties.    All of the representations, warranties, covenants and agreements of Parent, Merger Sub and Company contained in this Agreement shall survive the Closing and continue in full force and effect for a period of one (1) year following the Closing Date.

        8.2    Escrow Fund.    In accordance with Sections 1.6(a) and 1.8(b) hereof, Parent shall withhold from the Merger Consideration otherwise payable to Company Shareholders and deliver to Wells Fargo Bank Minnesota, National Association, as escrow agent (the "Escrow Agent"), an amount equal to the Escrow Fund. The Escrow Fund shall be held by the Escrow Agent pursuant to the terms set forth in the Escrow Agreement. The Escrow Fund shall be available to compensate Parent, the Surviving Corporation and the other Indemnified Persons (as defined in Section 8.6) pursuant to the indemnification obligations of the Shareholders in accordance with this Article VIII and the Escrow Agreement.

        8.3    Limitations on Indemnification.

          (a)    Minimum Claim.    Parent or the Surviving Corporation on the one hand and Company (prior to the Effective Time) or the Company Shareholders (subsequent to the Effective Time) on the other hand shall not be entitled to make a claim for indemnification pursuant to Sections 8.4 and 8.5, respectively, unless and until the aggregate amount of Damages (as defined in Section 8.4(a)) incurred by the party making such claim exceeds $300,000 (the "Basket"), at which time the party seeking indemnification may recover the aggregate amount of Damages beginning with the first dollar thereof irrespective of the Basket; provided, however, that the Basket shall not apply to Damages arising from (i) fraud or intentional misrepresentation, (ii) breach of the representations and warranties in Sections 2.2 or 2.23, (iii) Excess Payments, (iv) the Transfer Premium Payments (as defined in Section 8.4), (v) the failure of Aamer Latif or Gary Orenstein to execute the nondisclosure agreements referenced in Section 2.12(d) hereof, (vi) any Fiduciary Claims (as defined in Section 8.4), or (vii) Severance Payments.

          (b)    Cap.    Notwithstanding any other provision of this Agreement, the indemnification obligations of Company (prior to the Effective Time) and Company Shareholders (subsequent to the Effective Time) on the one hand and Parent and the Surviving Corporation on the other hand pursuant to Sections 8.4 and 8.5, respectively, will not exceed in the aggregate for such person or persons the amount of the Escrow Fund (the "Cap"). Subject to the foregoing, (x) all claims by Indemnified Persons for Damages pursuant to Section 8.4 subsequent to the Closing shall be satisfied solely and exclusively from the Escrow Fund, and (y) all claims by Indemnified Persons for Damages pursuant to Section 8.5 shall be limited to the Cap. Notwithstanding any other provision in this Agreement, no party hereto shall be deemed to have given up any other right or cause of action such party may have based upon fraud or intentional misconduct in connection with the transactions contemplated by this Agreement.

          (c)    Materiality.    In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant shall be disregarded.

        8.4    Indemnification by Company Shareholders.    Subject to the terms and conditions set forth in Section 8.3, Company (prior to the Effective Time) or the Company Shareholders (subsequent to the Effective Time), severally with respect to the Company Shareholders, shall indemnify Parent, the Surviving Corporation and their respective directors, officers, employees, agents or advisors, or any of their respective successors and assigns, in respect of, and hold each of them harmless against, any and all demands, claims, debts, actions, assessments, judgments, settlements, sanctions, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, known or unknown, due or to become due or otherwise), monetary damages, fines, taxes, fees, penalties, interest obligations, deficiencies, losses, costs and expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation as incurred) ("Damages", provided, however, that Damages shall not include any consequential, speculative or punitive damages incurred by an Indemnified Person unless actually paid to a third party as a result of a third party claim), incurred or suffered by them (i) resulting from, relating to, arising out of or constituting any breach of any representation or warranty or failure or to perform any covenant or agreement of Company or the Company Shareholders contained, or referred to, in the Transaction Agreements or in any certificate, agreement, letter or document delivered hereby or thereby, or in connection with any lawsuit or claim brought against Company related to actions taken by Company prior to the Closing (including any Damages suffered through and after the applicable survival period), (ii) resulting from Excess Payments (including any Damages suffered through and after the applicable survival period), (iii) resulting from any "transfer premium recapture provisions" or other similar provisions under the Real Property Leases (the "Transfer Premium Payments"), (iv) resulting from, relating to or arising out of any breach or alleged breach prior to the Effective Time, and whether brought directly or as a derivative claim, of fiduciary duties by Company, the Company Shareholders or the officers or directors of Company, including any obligations for indemnification or advancement of expenses to the Company Shareholders or Company directors ("Fiduciary Claims"); provided, however, that Parent makes a written claim for indemnification against Company (prior to the Effective Time) or the Shareholder Representative (subsequent to the Effective Time) pursuant to this Section 8.4 and Section 9.2 within the survival period set forth in Section 8.1. The parties hereto agree that the amount of any Severance Payments shall constitute "Damages" for purposes of this Agreement.

        8.5    Indemnification by Parent and Surviving Corporation.    Subject to the terms and conditions set forth in Section 8.3, Parent and the Surviving Corporation, jointly and severally, shall indemnify Company (prior to the Effective Time) and hold it harmless against any and all Damages incurred or suffered by it resulting from, relating to, arising out of or constituting any breach of any representation or warranty or any failure to perform any covenant or agreement of Parent or Merger Sub contained, or referred to, in the Transaction Agreements or in any certificate, agreement, letter or document delivered hereby or thereby (including any Damages suffered through and after the applicable survival period); provided, however, that Company makes a written claim for indemnification against Parent pursuant to this Section 8.5 and Section 9.2.

        8.6    Third Party Claims.    Any party entitled to make a claim (or any of their affiliated parties (each an "Indemnified Person")) pursuant to this Article VIII shall give prompt written notification to the party obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VIII may be sought (a "Third Party Claim"); provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article VIII unless such notification delay shall prejudice the Indemnifying Person. Within 30 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding (i) with counsel reasonably satisfactory to the Indemnified Person, (ii) if the Indemnifying Person provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) if the Third Party Claim involves only money damages and does not seek injunction or other equitable relief, (iv) if settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Person, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Person, and (v) if the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently (and the Indemnified Person agrees to execute such documents as are necessary to permit the Indemnifying Person to control such defense). If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own cost and expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have materially conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees, costs and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, whether or not the Merger is consummated; provided, however, that all transaction fees, costs and expenses incurred on behalf of Company in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees, costs and expenses of attorneys, accountants, consultants, investment bankers, brokers and finders, in excess of $1,000,000 in the aggregate (the "Transaction Fee Cap") shall be borne by the Shareholders via deduction from the Merger Consideration pursuant to Section 1.6 hereof.

        9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, the next business day if delivered by commercial delivery service or by reputable overnight courier, the third business day if mailed by registered or certified mail (return receipt requested), or the day of transmission if a business day or, if not, the next business day thereafter, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

          (a)   if to Parent, Merger Sub or Surviving Corporation, to:

McDATA Corporation 380 Interlocken Crescent Suite 600 Broomfield, Colorado 80021
Attention:	Thomas O. McGimpsey, Esq. Vice President, General Counsel and Secretary
Facsimile No.:	(720) 558-4747
with a copy to:
Hensley & Kim, LLC 600 17th Street Suite 2800 South Denver, Colorado 80202
Attention:	Darren R. Hensley, Esq.
Facsimile No.:	(303) 634-2284

          (b)   if to Company, to:

Nishan Systems, Inc. 3850 North First Street San Jose, California 95134
Attention:	Robert Russo President and CEO
Facsimile No.:	(408) 519-3705
with a copy to:
Pillsbury Winthrop LLP 2550 Hanover Street Palo Alto, California 94304
Attention:	Stanley F. Pierson, Esq.
Facsimile No.:	(650) 233-4545

          (c)   if to the Shareholder Representative, to:

Roland van der Meer c/o ComVentures 305 Lytton Avenue Palo Alto, California 94301
Facsimile No.:	650-325-9608
With a copy to:
Pillsbury Winthrop LLP 2550 Hanover Street Palo Alto, California 94304
Attention:	Stanley F. Pierson, Esq.
Facsimile No.:	(650) 233-4545

        9.3    Certain Definitions; Interpretation.    In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations (taken as a whole) of such entity but not including events, changes or effects that (a) are primarily or directly caused by the announcement, execution or delivery of, or the performance of the pre-closing covenants set forth in, this Agreement, excluding Fiduciary Claims, (b) result from adverse conditions occurring after the date hereof affecting the storage area network industry as a whole, or (c) are required to comply with the taking of any action required by applicable law or this Agreement; provided, that any reference to a Material Adverse Effect with respect to Company and its Subsidiaries shall mean the Company and its Subsidiaries taken together as a whole. In this Agreement, any reference to "Ordinary Course of Business" shall mean an action taken by Company or any of its Subsidiaries only if: (i) such action is consistent with the past practices of Company and is taken in the ordinary course of the normal day-to-day operations of Company and its Subsidiaries, (ii) such action is not required to be authorized by the board of directors of Company, and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any person or group of persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other persons that are in substantially similar lines of business as Company. In this Agreement, any reference to "knowledge of Company" or "Company's knowledge" shall mean that Company is deemed to have knowledge of a particular fact or other matter if: (y) an officer or director of Company or any of its Subsidiaries is actually aware of such fact or other matter, or (z) a reasonably prudent officer or director of Company or any of its Subsidiaries in such person's respective position could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting his or her duties or after conducting a reasonable investigation concerning the existence of such fact or other matter. When a reference is made in this Agreement to a Section, an Article, an Exhibit or a Schedule, such reference shall be to a Section or Article of this Agreement or an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "but are not limited to," "but is not limited to" and "but not limited to," respectively. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.4    Counterparts.    This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.5    Entire Agreement; Parties in Interest; Nonassignability.    This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules and the Company Disclosure Schedule and the Parent Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the Confidentiality Agreement dated June 27, 2003 by and between Parent and Company and the Letter of Intent dated July 30, 2003 by and between Parent and Company. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void; provided, however, that Parent may assign or transfer this Agreement to a successor corporation or other successor entity in the event of a merger, acquisition, asset sale, consolidation or other transfer related to a reorganization by Parent.

Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        9.6    Severability.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        9.7    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

        9.8    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        9.9    Extension; Waiver.    At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        9.10    No Third-Party Beneficiary.    The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer upon any other person or entity any rights or remedies.

        9.11    Amendment.    This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        9.12    Specific Performance.    Each of the parties hereto acknowledges and agrees that the other party hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

        9.13    Submission to Jurisdiction.    Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in Denver, Colorado, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on the other Party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2 above. Nothing in this Section 9.14, however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or in equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

[Signature pages to follow.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, as of the date first written above.

PARENT:
McDATA CORPORATION
By:	/s/ JOHN KELLEY
Name:	John Kelley
Title:	President and CEO
MERGER SUB:
NICE ACQUISITION, INC.
By:	/s/ THOMAS O. MCGIMPSEY
Name:	Thomas O. McGimpsey
Title:	President
COMPANY:
NISHAN SYSTEMS, INC.
By:	/s/ ROBERT RUSSO
Name:	Robert Russo
Title:	President and CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

QuickLinks

  Exhibit 99.4
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI CONDITIONS TO THE MERGER
ARTICLE VII TERMINATION AND AMENDMENT
ARTICLE VIII REMEDIES, ESCROW AND INDEMNIFICATION
ARTICLE IX GENERAL PROVISIONS